EXHIBIT 10.1

EXECUTION COPY

Omnibus Agreement by and among Autodata Solutions, Inc., Autodata Solutions Company, AutoChrome Company, and Chrome Systems, Inc.
Effective as of December 20, 2011

Omnibus Agreement

This OMNIBUS AGREEMENT (this “Agreement”) is entered into as of December 20, 2011, by and among Autodata Solutions, Inc., a corporation organized under the laws of Delaware (“Autodata”); Autodata Solutions Company, an unlimited liability company formed under the laws of Nova Scotia, Canada, and an Affiliate of Autodata (“ASC”);  AutoChrome Company, an unlimited liability company formed under the laws of Nova Scotia, Canada, and a wholly owned subsidiary of ASC (“NSULC”); and Chrome Systems, Inc., a corporation organized under the laws of Delaware (“DealerTrack”) and a wholly owned subsidiary of DealerTrack Data Services, Inc.

RECITALS

WHEREAS ASC creates, compiles and/or acquires reseller rights to information, editorial content, images, videos and other data about vehicles and, together with Autodata, licenses this ASC-owned and/or -sublicensed content and related Software to all segments of the North American automotive industry, including automotive manufacturers, Internet portals, fleet leasing companies and others in or serving the automotive industry, and any and all activities as may be necessary, advisable or convenient to the promotion or conduct thereof (the “Autodata Content Division”);

WHEREAS DealerTrack creates, compiles and/or acquires reseller rights to information, editorial content, images, videos and other data about vehicles and licenses this DealerTrack-owned and/or -sublicensed content and related Software to all segments of the North American automotive industry, including automotive manufacturers, Internet portals, fleet leasing companies and others in or serving the automotive industry, and any and all activities as may be necessary, advisable or convenient to the promotion or conduct thereof (the “DTDS Content Division”);

WHEREAS, ASC and NSULC desire to form the Partnership as a limited partnership, and ASC desires to admit Autodata and DealerTrack as limited partners of the Partnership following their respective contributions of certain assets of the Autodata Content Division and the DTDS Content Division, respectively, in order to achieve operational cost synergies for the collaborative development, marketing and sale of automotive content products and services;

WHEREAS, Autodata and DealerTrack desire to form the Company as a limited liability company to serve as the General Partner of the Partnership, and to make certain contributions of property to the Company; and

WHEREAS, the parties hereto (the “Parties”) desire to enter into, and to cause the Partnership and the Company to enter into, various agreements in order to memorialize the various contributions contemplated above and to effectuate other actions to be undertaken in furtherance of the Business to be operated by the Partnership, on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth hereinafter, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Certain Defined Terms.  Capitalized words and phrases used in this Agreement have the following meanings:

“Accounting Methodology” means, collectively, the accounting principles, methods and practices used in preparing the Sample Calculation, applied on a consistent basis and in accordance with GAAP as in effect as of October 31, 2011.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, member or trustee of such Person, or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence.  For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors or persons exercising similar authority with respect to such Person or entity.  The Partnership, once formed, shall not be an Affiliate of any Limited Partner, and no Person or entity shall be deemed an Affiliate of any other by virtue of the existence of the Partnership or by virtue of its participation in the Partnership (other than the General Partner).  The Company, once formed, shall not be an Affiliate of any Member, and no Person or entity shall be deemed an Affiliate of any other by virtue of the existence of the Company or by virtue of its participation in the Company.

“Agreement” has the meaning ascribed to it in the Preamble hereto.

“Alternative Transaction” means a transaction other than the transactions contemplated hereby relating to the Business, including a sale of (i) the capital stock of the Persons comprising the Autodata Content Division or (ii) substantially all of the assets utilized in the Autodata Content Division, or a sale of (x) the capital stock of the Persons comprising the DTDS Content Division or (y) substantially all of the assets utilized in the DTDS Content Division.

“Amended and Restated ASC License Agreement” means the Exclusive Perpetual Software License Agreement, to be entered into as of the Closing Date, by and between ASC and the Partnership, substantially in the form attached hereto as Exhibit J-2, including all appendices, exhibits, annexes and schedules attached thereto.

“ASC” has the meaning ascribed to it in the Preamble hereto.

“ASC Asset Contribution” has the meaning ascribed to it in Section 4.7(a).

“ASC Assets” has the meaning ascribed to it in Section 6.2(b) below.

“ASC Contracts” has the meaning ascribed to it in Section 6.2(b)(iii) below.

“ASC Contribution Agreement” means the Autodata Solutions Company Contribution Agreement, to be entered into as of the day immediately following the Formation Date, by and between ASC and the Partnership, substantially in the form attached hereto as Exhibit A-2, including all appendices, exhibits, annexes and schedules attached thereto.

“ASC Copyrights and Trademarks” has the meaning ascribed to it in Section 6.2(b)(i) below.

“ASC Databases” has the meaning ascribed to it in Section 6.2(b)(ii) below.

“ASC Hardware” has the meaning ascribed to it in Section 6.2(b)(v) below.

“ASC Intellectual Property” means the ASC Copyrights, the ASC Databases, and the ASC Software.

“ASC/NSULC Contribution Agreement” means the Autodata Solutions Company and AutoChrome Company Contribution Agreement, to be entered into as of the Formation Date, by and among NSULC, ASC and the Partnership, substantially in the form attached hereto as Exhibit A-1, including all appendices, exhibits, annexes and schedules attached thereto.

“ASC-NSULC Services Agreement” means the Shared Services Agreement, to be entered into as of the day immediately following the Formation Date, by and between ASC and NSULC, substantially in the form attached hereto as Exhibit M, including all appendices, exhibits, annexes and schedules attached thereto.

“ASC Software” has the meaning ascribed to it in Section 6.2(b)(iv) below.

“Assumed Liabilities” has the meaning ascribed to it in Section 2.7 below.

“Autodata” has the meaning ascribed to it in the Preamble hereto.

“Autodata Closing Working Capital” means, as of the Closing Date, the amount (which may be a positive or negative number) equal to (1) Autodata Current Assets, less (2) Autodata Current Liabilities.

“Autodata Content Division” has the meaning ascribed to it in the Recitals hereto.

“Autodata Contracts” has the meaning ascribed to it in Section 2.3(a)(i) below.

“Autodata Contribution Agreement” means the Contribution Agreement, to be entered into as of the Closing Date, by and between Autodata and the Partnership, substantially in the form attached hereto as Exhibit F, including all appendices, exhibits, annexes and schedules attached thereto.

“Autodata Contribution Closing” has the meaning ascribed to it in Section 3.3(a) below.

“Autodata Contribution Time” has the meaning ascribed to it in Section 2.3 below.

“Autodata Current Assets” means, as of the Closing Date, the aggregate amount of accounts receivable (net of allowance for doubtful accounts), prepaid assets and other current assets, but excluding cash, included among the ASC Assets and LP Autodata Assets, or associated with the Initial ASC License Agreement or Amended and Restated ASC License Agreement, contributed to the Partnership, in each case determined in accordance with GAAP and using the Accounting Methodology.

“Autodata Current Liabilities” means, as of the Closing Date, the aggregate amount of accounts payable and accrued liabilities (including accrued payroll, accrued benefits, accrued bonuses, accrued taxes, and other accrued expenses, but excluding debt and deferred revenue) in respect of the ASC Assets, LP Autodata Assets, and Initial ASC License Agreement or Amended and Restated ASC License Agreement, in each case determined in accordance with GAAP and using the Accounting Methodology.

 “Autodata Disclosure Schedule” means the disclosure schedules to this Agreement delivered by the Autodata Parties to DealerTrack as of the date hereof.

“Autodata Indemnified Parties” has the meaning ascribed to it in Section 10.2(b) below.

“Autodata Indemnitor” has the meaning ascribed to it in Section 10.2(a) below.

“Autodata License Agreement” means the License Agreement, to be entered into as of the day immediately following the Formation Date, by and between Autodata and the Partnership, substantially in the form attached hereto as Exhibit T, including all appendices, annexes and schedules attached thereto.

“Autodata Parties” means ASC and Autodata.

“Autodata Specified Matters” means the litigation and other matters described on Section 4.9(g) of the Autodata Disclosure Schedule.

“Books and Records” means books of account, minute books, and other financial and corporate records, including computer files (including general ledgers, invoices, duplicate check vouchers, payroll registers and check registers).

“Business” means (a) the creation, compilation and/or acquisition of reseller rights of and to information comprised of catalog referential vehicle data for all makes and all models of vehicles defined as editorial content, stock images, stock videos, ordering guide pricing data, automotive feature and specification data from original equipment manufacturer publications, configuration related data, factory service schedule data, VIN decode data, OEM Build Data, and accessories data, (b) the licensing of such owned and/or sublicensed content and related software and/or service, including all improvements, enhancements and modifications made thereto and any new software and/or service created, to all segments of the automotive industry, including automotive manufacturers, Internet portals, fleet leasing companies, automotive dealers, and others in or serving the automotive industry, in each case relating to matters in the preceding clause (a), and (c) the business of the Autodata Content Division and the DTDS Content Division as those divisions were operated prior to the Closing Date.  “OEM Build Data” means the VIN-specific “as built” equipment manifest and “as built” pricing data that are provided or otherwise distributed by the automobile manufacturer to third parties.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York, Los Angeles, California, or London, Ontario.

“Canadian Income Tax Act” means the Income Tax Act, R.S.C., 1985, c. 1 (5th Supp.), as amended.

“Certificate of LLC Formation” means the certificate of formation of the Company to be filed with the Secretary of State of the State of Delaware pursuant to the LLC Act to form the Company, substantially in the form attached hereto as Exhibit Q, as it may be amended, modified, supplemented or restated from time to time.

“Certificate of LP Formation” means the certificate of formation of the Partnership to be filed with the Secretary of State of the State of Delaware pursuant to the LP Act to form the Partnership, substantially in the form attached hereto as Exhibit R, as it may be amended, modified, supplemented or restated from time to time.

“Closings” has the meaning ascribed to it in Section 3.6 below.

“Closing Date” has the meaning ascribed to it in Section 3.1(a) below.

“Closing Location” has the meaning ascribed to it in Section 3.1(a) below.

“Closing Working Capital” means DealerTrack Closing Working Capital and Autodata Closing Working Capital.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” means Chrome Data Operating, LLC, the limited liability company to be formed pursuant to the LLC Agreement and the Certificate of LLC Formation, and the limited liability company continuing the business of the Company in the event of dissolution of the Company as herein provided.

“Company Formation Closing” has the meaning ascribed to it in Section 3.1(a) below.

“Consents” means the consent or approval of a third-party Person that is not a Governmental Authority.

“Contract” means any agreement, contract, purchase order, instrument or legally binding commitment or understanding.

“Copyrights” means any and all U.S. and foreign copyrights, mask works and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“Damages” has the meaning ascribed to it in Section 10.2(d) below.

“Databases” has the meaning ascribed to it in the definition of “Intellectual Property.”

“DealerTrack” has the meaning ascribed to it in the Preamble hereto.

“DealerTrack Closing Working Capital” means, as of the Closing Date, the amount (which may be a positive or negative number) equal to (1) DealerTrack Current Assets, less (2) DealerTrack Current Liabilities.

“DealerTrack Contracts” has the meaning ascribed to it in Section 2.4(a)(iv) below.

“DealerTrack Contribution Agreement” means the Contribution Agreement to be entered into as of the Closing Date, by and between DealerTrack and the Partnership, substantially in the form attached hereto as Exhibit G, including all appendices, exhibits, annexes and schedules attached thereto.

“DealerTrack Contribution Time” has the meaning ascribed to it in Section 2.4 below.

“DealerTrack Copyrights, Marks and Patents” has the meaning ascribed to it in Section 2.4(a)(i) below.

“DealerTrack Current Assets” means, as of the Closing Date, the aggregate amount of accounts receivable (net of allowance for doubtful accounts), prepaid assets and other current assets, but excluding cash, included among LP DealerTrack Assets contributed to the Partnership, in each case determined in accordance with GAAP and using the Accounting Methodology.

“DealerTrack Current Liabilities” means, as of the Closing Date, the aggregate amount of accounts payable and accrued liabilities (including accrued payroll, accrued benefits, accrued bonuses, accrued taxes, and other accrued expenses, but excluding debt and deferred revenue) in respect of the LP DealerTrack Assets, in each case determined in accordance with GAAP and using the Accounting Methodology.

“DealerTrack Databases” has the meaning ascribed to it in Section 2.4(a)(v) below.

“DealerTrack Disclosure Schedule” means the disclosure schedules to this Agreement delivered by DealerTrack to the Autodata Parties as of the date hereof.

“DealerTrack Domain Names” has the meaning ascribed to it in Section 2.4(a)(ii) below.

“DealerTrack Indemnified Parties” has the meaning ascribed to it in Section 10.2(a) below.

“DealerTrack Intellectual Property” means the DealerTrack Copyrights, Marks and Patents, the DealerTrack Domain Names, the DealerTrack Software, and the DealerTrack Databases.

“DealerTrack License Agreement” means the License Agreement, to be entered into as of the Closing Date, by and between DealerTrack, Inc. and the Partnership, substantially in the form attached hereto as Exhibit K, including all appendices, exhibits, annexes and schedules attached thereto.

“DealerTrack Software” has the meaning ascribed to it in Section 2.4(a)(iii).

“DealerTrack Transition Services Agreement” means the Transition Services Agreement, to be entered into as of the Closing Date, by and between DealerTrack, ASC and the Partnership, substantially in the form attached hereto as Exhibit N, including all appendices, exhibits, annexes and schedules attached thereto.

“Domain Names” has the meaning ascribed to it in the definition of “Intellectual Property.”

“DTDS Content Division” has the meaning ascribed to it in the Recitals hereto.

“Employee Liabilities” has the meaning ascribed to it in Section 6.6(b) below.

“Employee Target Date” has the meaning ascribed to it in Section 6.6(a) below.

“Encumbrance” means any claim, charge, easement, servitude, encumbrance, lease, covenant, security interest, lien, mortgage, deed of trust, option, conditional sales contract, pledge, rights of others or restriction, whether on voting, sale, transfer, disposition or otherwise, and whether imposed by agreement, understanding, law, equity or otherwise.

“Final Closing” has the meaning ascribed to it in Section 3.4(a) below.

“Final Closing Statement” has the meaning ascribed to it in Section 3.7(b) below.

“First Part Autodata Content Division” means the business comprised of the  assets of the Autodata Content Division (excluding the LP Autodata Assets), after the time that such business comprised of such assets have been contributed to the Partnership.

“Formation Date” has the meaning ascribed to it in Section 6.2(a) below.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” means the general partner of the Partnership.

“Governmental Approval” means an authorization, consent, approval, certification, permit, license or order of, or a filing, registration or qualification with, a Governmental Authority.

 “Governmental Authority” means any foreign, international, multinational, national, federal, state, provincial, regional, local or municipal court or other governmental, administrative or regulatory authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions.

“Governmental Prohibition” has the meaning set forth in Section 7.3 below.

“GP Consideration” has the meaning ascribed to it in Section 2.2(a)(i) below.

“GP Interest Purchase and Sale Agreement” means the Purchase and Sale Agreement, to be entered into as of the Closing Date, by and among NSULC, the Company, the Partnership and ASC, substantially in the form attached hereto as Exhibit E, including all appendices, exhibits, annexes and schedules attached thereto, as amended from time to time.

“GP Transfer” has the meaning ascribed to it in Section 2.2(a)(i) below.

“GP Unit” means a general partnership ownership interest in the Partnership.

“Hired Employees” has the meaning ascribed to it in Section 6.6(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Fees” means the filing fees in connection with any filings required under the HSR Act.

“HSR Notifications” means the notification and report forms required to be filed under the HSR Act.

“Indemnified Party” has the meaning ascribed to it in Section 10.2(c) below.

“Indemnifying Party” has the meaning ascribed to it in Section 10.2(c) below.

“Identified Employees” has the meaning ascribed to it in Section 6.6(a) below.

 “Initial ASC License Agreement” means the Exclusive Perpetual Software License Agreement, to be entered into as of the day immediately following the Formation Date, by and between ASC and the Partnership, substantially in the form attached hereto as Exhibit J-1, including all appendices, exhibits, annexes and schedules attached thereto.

“Initial Partnership Agreement” means the Agreement of Limited Partnership of Chrome Data Solutions, LP, to be entered into as of the Formation Date, substantially in the form attached hereto as Exhibit B, including all appendices, exhibits, annexes and schedules attached thereto.

“Intellectual Property” means any and all (i) technology, formulae, algorithms, procedures, processes, methods, techniques, know how, ideas, creations, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice), (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials, (iii) customer, vendor and distributor lists, contact and registration information and correspondence, (iv) specifications, designs, models, devices, prototypes, schematics and development tools, (v) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works and other works of authorship and copyrightable subject matter (“Works of Authorship”), (vi) databases and other compilations and collections of data or information (“Databases”), (vii) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”), (viii) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”), (ix) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”), and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) Patents, (ii) Copyrights, (iii) other rights with respect to Software, including registrations thereof and applications therefor, (iv) industrial design rights and registrations thereof and applications therefor, (v) rights with respect to Trademarks, and all registrations thereof and applications therefor, (vi) rights with respect to Domain Names, including registrations thereof and applications therefor, (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person, (viii) rights with respect to Databases, including registrations thereof and applications therefor, (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, and (x) any rights equivalent or similar to any of the foregoing.

“Internet Brands License Agreement” means the License Agreement, to be entered into as of the day immediately following the Formation Date, by and between Internet Brands, Inc., a Delaware corporation and an Affiliate of the Autodata Parties, and the Partnership, substantially in the form attached hereto as Exhibit S, including all appendices, exhibits, annexes and schedules attached thereto.

“JAMS” means Judicial Arbitration and Mediation Services.

“Knowledge” means the extent, if any, of actual awareness of a particular fact or matter, without implying or requiring independent verification or investigation, of (i) with respect to the Autodata Parties and, as of and prior to the Closing, NSULC and the Partnership, Greg Perrier, Neal James and Maureen Morton; (ii) with respect to DealerTrack, Amit Maheshwari, Eric Jacobs and Gary Papilsky; (iii) with respect to NSULC and the Partnership following the Closing, the individuals named in clauses (i) and (ii); (iv) with respect to any other entities, the executive officers of such entity; and (v) with respect to any individuals, such individual.

“Laws” means any and all foreign, international, multinational, national, federal, state, provincial, regional, local, municipal and other statutes, codes, orders, ordinances, rules and regulations, and administrative laws (including common law), constitutions and treaties enacted, promulgated or issued and put into effect by a Governmental Authority, including for greater certainty the rules and regulations of the Commission and/or any stock exchange or an automated interdealer quotation system on which the securities of a Party (or its Affiliates) are listed.

“Letter Agreement” means the Letter of Intent by and among Autodata and DealerTrack, dated as of October 14, 2011.

“Limited Partner” means a limited partner of the Partnership.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“LLC Agreement” means the Operating Agreement of Chrome Data Operating, LLC, to be entered into as of the Closing Date, by and among Autodata and DealerTrack, substantially in the form attached hereto as Exhibit D, including all appendices, exhibits, annexes and schedules attached thereto.

“LLC Autodata Assets” has the meaning ascribed to it in Section 2.1(b) below.

“LLC Contribution Agreement” means the Contribution Agreement, to be entered into as of the Closing Date, by and among Autodata, DealerTrack and the Company, substantially in the form attached hereto as Exhibit C, including all appendices, exhibits, annexes and schedules attached thereto.

“LLC DealerTrack Assets” has the meaning ascribed to it in Section 2.1(c) below.

“LLC Units” means an ownership interest in the Company.

“LP Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“LP Autodata Assets” has the meaning ascribed to it in Section 2.3(a)(iv) below.

“LP DealerTrack Assets” has the meaning ascribed to it in Section 2.4(a)(viii) below.

“LP Unit” means a limited partnership ownership interest in the Partnership.

“Material Adverse Effect” means any effect that would be materially adverse to  (a) the validity or enforceability of this Agreement or the transactions contemplated hereby, (b) the Business or the business prospects of the Partnership or the Company, or (c) the business, financial condition or results of operations of a Party and its Subsidiaries, taken as a whole, or of the Partnership, other than any effect arising from or related to (i) general business, economic, political, social, legal or regulatory conditions, (ii) the industries in which the Parties operate in general and in which the Partnership will operate in general, (iii) financial, banking or securities markets (including any disruption thereof), (iv) changes in applicable Law or GAAP, (v) outbreak of hostilities, terrorist attack (whether against a nation or otherwise) or war, (vi) the announcement or pendency of this Agreement or the transactions contemplated hereby, or (vii) the performance or consummation of the transactions contemplated hereby.

“Member” means any Person (i) who is admitted to the Company as a Member or who has become a substituted Member in accordance with the terms of the LLC Agreement, and (ii) who has not ceased to be a Member.

“NDA” means the Corporate Non-Disclosure Agreement, dated as of April 7, 2011, between DealerTrack and Autodata.

“NSULC” has the meaning ascribed to it in the Preamble hereto.

“NSULC Interest” has the meaning ascribed to it in Section 2.5(a)(i).

“NSULC Interest Consideration” has the meaning ascribed to it in Section 2.5(a)(i).

“NSULC Interest Purchase and Sale Agreement” means the NSULC Common Shares Purchase and Sale Agreement, to be entered into as of the Closing Date, by and among ASC, DealerTrack and NSULC, substantially in the form attached hereto as Exhibit O, including all appendices, exhibits, annexes and schedules attached thereto, as amended from time to time.

“NSULC-LP Services Agreement” means the Services Agreement, to be entered into as of the day immediately following the Formation Date, by and between NSULC and the Partnership, substantially in the form attached hereto as Exhibit L, including all appendices, exhibits, annexes and schedules attached thereto.

“NSULC Shareholders Agreement” means the Shareholders Agreement, to be entered into as of the Closing Date, by and between ASC, DealerTrack and NSULC, substantially in the form attached hereto as Exhibit P, including all appendices, exhibits, annexes and schedules attached thereto, as amended from time to time.

“Open Source” means Software or similar subject matter that is generally available in source code form and that is distributed under a license which, by its terms, (i) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (ii) does not prohibit licensees of such Software from making modifications thereof, and (iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof).  Open Source Software includes Software distributed under such licenses as the GNU General Public License, GNU Lesser General Public License, New BSD License, MIT License, Common Public License and other licenses approved as Open Source licenses under the Open Source Definition of the Open Source Initiative.

“Operations Documents” means the Re-seller Agreement, Initial ASC License Agreement, Amended and Restated ASC License Agreement, DealerTrack License Agreement, Internet Brands License Agreement, Autodata License Agreement, NSULC-LP Services Agreement, ASC-NSULC Services Agreement, and DealerTrack Transition Services Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Organizational Documents” mean any of the following, as applicable: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (v) any amendment to any of the foregoing.

“Parties” has the meaning ascribed to it in the Recitals hereto.

“Partnership” means Chrome Data Solutions, LP, a limited partnership to be formed pursuant to the Initial Partnership Agreement and the Certificate of LP Formation, whose business and affairs shall be governed by the Partnership Agreement on and after the date thereof, and the limited partnership continuing the business of the Partnership in the event of dissolution of the Partnership as provided in the Partnership Agreement.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Chrome Data Solutions, LP, to be entered into as of the Closing Date, by and among the Company, ASC, Autodata, and DealerTrack, substantially in the form attached hereto as Exhibit H, including all appendices, exhibits, annexes and schedules attached thereto, as amended from time to time.

 “Patents” means any and all U.S. and foreign patent rights, including, without limitation, all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.

“Permitted Exceptions” means (a) any Encumbrances for Taxes that are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or that are being contested in good faith by appropriate Proceedings and are reflected on Section 1.1(c) of the Autodata Disclosure Schedule in the case of the Autodata Parties or on Section 1.1(c) of the DealerTrack Disclosure Schedule in the case of DealerTrack, (b) any Encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising by operation of Law or in the ordinary course of business in respect of obligations that are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or that are being contested in good faith by appropriate Proceedings, (c) any zoning, building code, land use, planning, entitlement, environmental or similar Laws or regulations imposed by any Governmental Authority, (d) workers’ or unemployment compensation Encumbrances arising in the ordinary course of business, (e) the interests of lessors in equipment or leasehold fixtures and improvements leased or loaned to the relevant Party or any of its Subsidiaries, (f) any Encumbrances that will be discharged or released either prior to, or substantially simultaneous with, the Closings, and (g) any such other Encumbrances, imperfections of title and other similar matters that will not, individually or in the aggregate, materially impair the contemplated use and enjoyment of any material property or assets of the Partnership.

“Permitted Use” has the meaning ascribed to it in Section 6.15 below.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Precontribution Taxes” means any Taxes of or relating to the Business or the ASC Assets, the LP Autodata Assets or the LP DealerTrack Assets for a Taxable period that ends on or before the Closing Date or, in the case of any Taxes that are imposed, assessed, or asserted on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes related to the portion of such Taxable period ending on the Closing Date, determined (i) in the case of any Tax other than a Tax imposed on, measured by, or related to revenues, gross or net income, receipts, gains, or compensation, as the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period on or before the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax imposed on, measured by, or related to revenues, gross or net income, receipts, gains, or compensation, as the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the revenues, gross or net income, receipts, gains, or compensation, as the case may be, attributable to period ending on the Closing Date and the denominator of which is the total amount of revenues, gross or net income, receipts, gains, or compensation for the entire Taxable period.

“Proceeding” means any action, inquiry, proceeding, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal), commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or Tax Authority.

“Property” means all real and personal property acquired by or contributed to the Company or the Partnership, as the case may be, including cash, and any improvements thereto, and shall include both tangible and intangible property

“Registered Autodata Intellectual Property” means ASC Intellectual Property registered by ASC.

“Registered DealerTrack Intellectual Property” means DealerTrack Intellectual Property registered by DealerTrack.

“Regulation” means the temporary or final regulation(s) promulgated pursuant to the Code by the U.S. Department of the Treasury, as amended, and any successor regulation(s).

“Re-seller Agreement” means the Re-seller Agreement, to be entered into as of the Closing Date, by and between the Partnership and DealerTrack, Inc., substantially in the form attached hereto as Exhibit I, including all appendices, exhibits, annexes and schedules attached thereto, as amended from time to time.

“Retained Autodata Liabilities” has the meaning ascribed to it in Section 2.7(a) below.

“Retained DealerTrack Liabilities” has the meaning ascribed to it in Section 2.7(b) below.

“Sample Calculation” has the meaning ascribed to it in Section Error! Reference source not found. below.

“Second Part Autodata Content Division” means the business comprised of the assets of the LP Autodata Assets.

“Software” means all (i) computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (iv) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing, and (v) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or capital stock is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Survival End Date” has the meaning ascribed to it in Section 10.1 below.

“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party Claims” has the meaning ascribed to it by Section 10.2(c) below.

“Trade Secrets” has the meaning ascribed to it in the definition of “Intellectual Property.”

“Trademarks” has the meaning ascribed to it in the definition of “Intellectual Property.”

“Transaction Documents” means  this Agreement, the ASC/NSULC Contribution Agreement, the ASC Contribution Agreement, the Initial Partnership Agreement, the LLC Contribution Agreement, the LLC Agreement, the GP Interest Purchase and Sale Agreement, the NSULC Interest Purchase and Sale Agreement, the Autodata Contribution Agreement, the DealerTrack Contribution Agreement, the NSULC Shareholders Agreement, the Partnership Agreement, and any other ancillary agreements, documents, certificates and instruments entered into in connection with the foregoing agreements, other than the Operations Documents.

“Transfer Closing” has the meaning ascribed to it in Section 3.2(a) below.

“Transfer Time” has the meaning ascribed to it in Section 2.2 below.

“Transfer Taxes” has the meaning ascribed to it in Section 2.1(e) below.

“WARN” has the meaning ascribed to it in Section 6.6(b) below.

“Works of Authorship” has the meaning ascribed to it in the definition of “Intellectual Property.”

1.2           Interpretation.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this Agreement as a whole, (d) a reference to any agreement or other contract includes any permitted amendments or supplements thereto, (e) the terms “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (f) a reference in this Agreement to a party (whether in the singular or the plural) shall (unless otherwise indicated) include any type of Person, and (g) references to a Person shall include his, her or its permitted successors or assigns.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE 2
CONTRIBUTIONS; OTHER ACTIONS

2.1           Formation of the Company.

(a)           The Company.  By the  Business Day anticipated by the Parties to immediately precede the Closing Date, Autodata shall form Chrome Data Operating, LLC as a limited liability company in the State of Delaware under and pursuant to the LLC Act.  As of the Closing Date, Autodata, DealerTrack and the Company shall enter into the LLC Contribution Agreement, and Autodata and DealerTrack shall enter into the LLC Agreement.  From the date of the Company’s formation through the Closing Date, no Party shall take any actions with respect to the Company (other than customary organizational actions) except for those actions contemplated by this Agreement.

(b)           Autodata Contribution.  Upon the terms and subject to the conditions of this Agreement and the LLC Contribution Agreement, as of the Closing Date, Autodata shall assign, transfer and deliver to the Company, its successors and assigns all of the right, title and interest of Autodata in and to the assets set forth on Schedule 2.1(b) attached hereto (the “LLC Autodata Assets”).

(c)           DealerTrack Contribution.  Upon the terms and subject to the conditions of this Agreement and the LLC Contribution Agreement, as of the Closing Date, DealerTrack shall assign, transfer and deliver to the Company, its successors and assigns all of the right, title and interest of DealerTrack in and to the assets set forth on Schedule 2.1(c) attached hereto (the “LLC DealerTrack Assets”).

(d)           Grants of Units.  Upon the terms and subject to the conditions of this Agreement, the LLC Contribution Agreement and the LLC Agreement, as of the Closing Date, Autodata shall be issued five LLC Units in consideration of the LLC Autodata Assets and admitted as a Member, and DealerTrack shall be issued five LLC Units in consideration of the LLC DealerTrack Assets and admitted as a Member.

(e)           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, recording, conveyance, business, excise, value added, gross receipts and other such Taxes and fees (including any penalties, additions and interest thereon) (“Transfer Taxes”) (A) incurred in connection with the assignment, transfer and delivery of the LLC Autodata Assets shall be paid by Autodata and (B) incurred in connection with the assignment, transfer and delivery of the LLC DealerTrack Assets shall be paid by DealerTrack.  Each of Autodata and DealerTrack shall, and each of them shall cause to the Company to, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes.

2.2           Change in General Partner of the Partnership.  As of the Closing Date and subsequent to the transactions described in Section 2.1 above (the “Transfer Time”), NSULC shall enter into, and Autodata and DealerTrack shall cause the Company to enter into, the GP Interest Purchase and Sale Agreement.

(a)           Transfer of GP Units; Substitution.  Upon the terms and subject to the conditions of this Agreement, the GP Interest Purchase and Sale Agreement and the Initial Partnership Agreement, as of the Transfer Time:

(i)           NSULC shall sell, convey, assign, transfer and deliver to the Company, and Autodata and DealerTrack shall cause the Company to purchase from NSULC, all of NSULC’s GP Units of the Partnership (the “GP Transfer”) for an amount in cash equal to the product of two GP Units and $100 per GP Unit (the “GP Consideration”)(notwithstanding the foregoing, such cash may be delivered on the first Business Day following the Closing Date); and

(ii)           the Company shall be admitted to the Partnership as the General Partner.

(b)           Transfer Taxes.  All Transfer Taxes incurred in connection with the GP Transfer shall be paid by NSULC.  Autodata and DealerTrack shall cause the Company to, and NSULC shall, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes.

2.3           Autodata Contribution to the Partnership.  As of the Closing Date and subsequent to the Transfer Time (the “Autodata Contribution Time”), Autodata shall, and Autodata and DealerTrack shall cause the Company to cause the Partnership to, enter into the Autodata Contribution Agreement.

(a)           Contribution.  Upon the terms and subject to the conditions of this Agreement and the Autodata Contribution Agreement, as of the Autodata Contribution Time, Autodata shall assign, transfer and deliver to the Partnership, its successors and assigns all of the right, title and interest of Autodata in and to:

(i)           the Contracts set forth on Schedule 2.3(a)(i) attached hereto (the “Autodata Contracts”);

(ii)           the personal property set forth on Schedule 2.3(a)(ii) attached hereto;

(iii)           cash in the amount of $1.75 million (notwithstanding the foregoing, such cash may be delivered on the first Business Day following the Closing Date); and

(iv)           any Books and Records relating to the Autodata Contracts (together with the other assets described in this Section 2.3(a), the “LP Autodata Assets”), including Books and Records containing such information as is necessary for the preparation for any Tax returns to be filed by the Partnership after the Closing Date or the determination of the Tax basis of the LP Autodata Assets.

(b)           Grant of Units.  Upon the terms and subject to the conditions of this Agreement, the Autodata Contribution Agreement and the Initial Partnership Agreement, as of the Autodata Contribution Time, Autodata shall be issued 235,000 LP Units in consideration of the LP Autodata Assets.

(c)           Transfer Taxes.  All Transfer Taxes incurred in connection with the assignment, transfer and delivery of the LP Autodata Assets shall be paid by Autodata.  Autodata shall, and Autodata and DealerTrack shall cause the Company to cause the Partnership to, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes.

2.4           DealerTrack Contribution to the Partnership.  As of the Closing Date and subsequent to the Autodata Contribution Time (the “DealerTrack Contribution Time”), (x) DealerTrack shall, and Autodata and DealerTrack shall cause the Company to cause the Partnership to, enter into the DealerTrack Contribution Agreement, and (y) the Company, ASC, Autodata and DealerTrack shall enter into the Partnership Agreement.

(a)           Contribution.  Upon the terms and subject to the conditions of this Agreement and the DealerTrack Contribution Agreement, as of the DealerTrack Contribution Time, DealerTrack shall cause its Affiliate DealerTrack, Inc. to enter into, and the Partnership shall enter into, the DealerTrack License Agreement, and DealerTrack shall assign, transfer and deliver to the Partnership, its successors and assigns all of the right, title and interest of DealerTrack in and to:

(i)           the Copyrights, Trademarks and Patents set forth on Schedule 2.4(a)(i) attached hereto (the “DealerTrack Copyrights, Marks and Patents”);

(ii)           the Domain Names set forth on Schedule 2.4(a)(ii) attached hereto (the “DealerTrack Domain Names”);

(iii)           the Software set forth on Schedule 2.4(a)(iii) attached hereto (the “DealerTrack Software”);

(iv)           the Contracts set forth on Schedule 2.4(a)(iv) attached hereto (the “DealerTrack Contracts”);

(v)           the Databases set forth on Schedule 2.4(a)(v) attached hereto (the “DealerTrack Databases”);

(vi)           the personal property set forth on Schedule 2.4(a)(vi) attached hereto;

(vii)           cash in the amount of $1.75 million (notwithstanding the foregoing, such cash may be delivered on the first Business Day following the Closing Date); and

(viii)           any Books and Records relating to the foregoing assets described in this Section 2.4(a) (collectively, with the other assets described in this Section 2.4(a), the “LP DealerTrack Assets”), including Books and Records containing such information as is necessary for the preparation for any Tax returns to be filed by the Partnership after the Closing Date or the determination of the Tax basis of the LP DealerTrack Assets.

(b)           Grant of Units.  Upon the terms and subject to the conditions of this Agreement, the DealerTrack Contribution Agreement and the Partnership Agreement, as of the DealerTrack Contribution Time, DealerTrack shall be issued 500,000 LP Units in consideration of the LP DealerTrack Assets.

(c)           Transfer Taxes.  All Transfer Taxes incurred in connection with the assignment, transfer and delivery of the LP DealerTrack Assets shall be paid by DealerTrack.  DealerTrack shall, and Autodata and DealerTrack shall cause the Company to cause the Partnership to, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes.

2.5           Transfer of NSULC Interest.  As of the Closing Date and at the DealerTrack Contribution Time, ASC and DealerTrack shall enter into the NSULC Interest Purchase and Sale Agreement.

(a)           Transfer of Shares.  Upon the terms and subject to the conditions of this Agreement and the NSULC Interest Purchase and Sale Agreement, as of the DealerTrack Contribution Time, ASC shall sell, convey, assign, transfer and deliver to DealerTrack, and DealerTrack shall purchase from ASC, five of the shares of common stock of NSULC, representing 50% of all of the issued and outstanding shares thereof (the “NSULC Interest”), for an amount in cash equal to the product of five shares and $1.00 per share (the “NSULC Interest Consideration”) (notwithstanding the foregoing, such cash may be delivered on the first Business Day following the Closing Date).

(b)           Transfer Taxes.  Fifty percent of all Transfer Taxes incurred in connection with the transfer of the NSULC Interest shall be paid by ASC and the remaining 50 percent shall be paid by DealerTrack.  ASC and DealerTrack shall cause NSULC to, and NSULC shall, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes.

2.6           Other Actions in Connection with the Partnership.  As of the Closing Date and following the DealerTrack Contribution Time, the Parties shall, and shall cause the Company, the Partnership and their respective Affiliates, as applicable, to enter into:

(a)           the Re-seller Agreement;

(b)           the DealerTrack Transition Services Agreement;

(c)           the NSULC Shareholders Agreement; and

(d)           the Amended and Restated ASC License Agreement.

2.7           Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement and the other relevant Transaction Documents, ASC, Autodata and DealerTrack shall cause the Partnership to assume and agree to pay, perform, discharge and fulfill when due only the liabilities and obligations under the ASC Contracts, the Autodata Contracts and the DealerTrack Contracts arising on and after the Closing Date, other than liabilities or obligations arising out of or in connection with, relating to, or resulting from a breach of contract, breach of warranty, tort, injury caused to another, infringement, claims, lawsuit, violation of Law or the allegation or claim thereof that arose out of actions or inactions during the period preceding the relevant Closing Date (such liabilities subject to such exceptions, the “Assumed Liabilities”).  For purposes of clarity, the Company and the Partnership shall not assume:

(a)           any and all obligations and liabilities of ASC, Autodata and their respective Affiliates, other than Assumed Liabilities, including (i) any and all obligations and liabilities relating to the Autodata Content Division or otherwise to the operation or other use of the assets thereof during the period before the Closing Date, (ii) any and all obligations and liabilities in respect of the ASC Contracts and the Autodata Contracts arising out of or in connection with, relating to, or resulting from a breach of contract, breach of warranty, tort, injury caused to another, infringement, claims, lawsuit, violation of Law or the allegation or claim thereof that arose out of actions or inactions during the period preceding the Formation Date and the Closing Date, respectively, (iii) any and all obligations and liabilities of ASC, Autodata and their respective Affiliates not relating to the Business, (iv) any and all obligations and liabilities of ASC, Autodata and their respective Affiliates for Precontribution Taxes, (v) the Autodata Specified Matters and (vi) Employee Liabilities with respect to Persons who were employees of the Autodata Parties or any of their respective Affiliates prior to the Closing Date (collectively, “Retained Autodata Liabilities”); or

(b)           any and all obligations and liabilities of DealerTrack and its Affiliates, other than Assumed Liabilities, including (i) any and all obligations and liabilities relating to the DTDS Content Division or otherwise to the operation or other use of the assets thereof during the periods before the Closing Date, (ii) any and all obligations and liabilities in respect of the DealerTrack Contracts arising out of or in connection with, relating to, or resulting from a breach of contract, breach of warranty, tort, injury caused to another, infringement, claims, lawsuit, violation of Law or the allegation or claim thereof that arose out of actions or inactions during the period preceding the Closing Date, (iii) any and all obligations and liabilities of DealerTrack and its Affiliates not relating to the Business, (iv) any and all obligations and liabilities of DealerTrack and its Affiliates for Precontribution Taxes and (v) Employee Liabilities with respect to Persons who were employees of DealerTrack or any its Affiliates prior to the Closing Date  (collectively, “Retained DealerTrack Liabilities”).

For purposes of clarity, neither the Company nor the Partnership shall assume any liability or obligation not expressly assumed hereunder.

2.8           No Assignment if Breach.  Notwithstanding anything herein to the contrary, this ARTICLE 2 shall not constitute an obligation to assign to the Partnership or the Company any claim, contract, lease, license, agreement, understanding, commitment, sales order or purchase order or any benefit arising thereunder or resulting therefrom included within the LLC Autodata Assets, LLC DealerTrack Assets, the ASC Assets, the LP Autodata Assets, or the LP DealerTrack Assets if an attempted assignment of the same, without the consent of a third party, would constitute a breach thereof.  If any such consent or authorization is not obtained, so that the Company or the Partnership would not, in fact, receive all such rights, or assume the obligations, of the relevant Party with respect thereto as they exist prior to such attempted assignment or assumption, then the relevant Party and the Company or the Partnership, as the case may be, shall enter into such reasonable cooperative arrangements, at the expense of the relevant Party, as may be reasonably acceptable to such parties to provide for or pass through to the Company or the Partnership, as the case may be, the benefits of such contributed assets and to relieve the relevant Party from and pass through to the Company or the Partnership the obligations of the corresponding Assumed Liability.

ARTICLE 3
CLOSINGS

3.1           Company Formation Closing.

(a)           Closing.  The closing of the contribution of the LLC Autodata Assets and the LLC DealerTrack Assets, and the issuance of LLC Units in connection therewith (the “Company Formation Closing”) will take place at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036 (the “Closing Location”) at 9:00 A.M., Eastern Time; on the later of (i) January 1, 2012 and (ii) the first calendar day on which all conditions to the Closings identified in ARTICLE 7 and ARTICLE 8 below have been satisfied or waived (other than such conditions that by their nature cannot be satisfied until such Closing, but subject to the satisfaction or waiver of such conditions), but in no event later than the six-month anniversary of the date hereof, or at such other time, place and date as the Parties may mutually agree (the “Closing Date”).  At the Company Formation Closing, the Parties shall deliver or cause to be delivered the agreements, instructions and documents to be delivered pursuant to Sections 3.1(b) and 3.5.

(b)           Deliveries.  At the Company Formation Closing:

(i)           Autodata shall deliver or cause to be delivered:

(1)           to DealerTrack, a copy of the Certificate of LLC Formation certified by the Secretary of State of the State of Delaware;

(2)           to each of DealerTrack and the Company, the LLC Contribution Agreement, duly executed on behalf of Autodata;

(3)           to DealerTrack, the LLC Agreement, duly executed on behalf of Autodata;

(4)           to the Company, its contribution of cash in the amount set forth on Schedule 2.1(b) attached hereto, by wire transfer of immediately available funds to an account designated in writing by the Company at least three Business Days prior to the Closing Date (notwithstanding the foregoing, such cash may be delivered on the first Business Day following the Closing Date);

(5)           to DealerTrack, a certificate duly executed by an executive officer of Autodata reasonably satisfactory to DealerTrack, certifying that the conditions with respect to DealerTrack’s obligations under this Agreement set forth in Sections 8.1 and 8.2 have been satisfied;

(6)           to DealerTrack, a certificate duly executed by the Secretary of each Autodata Party and NSULC, certifying as to (A) the Organizational Documents of each such Person being in full force and effect as of the Company Formation Closing, with a certified copy of such Organizational Documents attached thereto, and (B) resolutions having been duly and properly adopted by the Board of Directors or similar governing body of each such Person authorizing the execution, delivery and performance by such Person of this Agreement and the other Transaction Documents and Operations Documents to which such Person is a party and being in full force and effect as of the Company Formation Closing, with a certified copy of such resolutions attached thereto; and

(7)           to DealerTrack, a certificate of good standing for each Autodata Party and NSULC issued by the appropriate Governmental Authority in its jurisdiction of formation, dated no earlier than ten (10) Business Days prior to the Closing Date;

(ii)           DealerTrack shall deliver:

(1)           to each of Autodata and the Company, the LLC Contribution Agreement, duly executed on behalf of DealerTrack; and

(2)           to Autodata, the LLC Agreement, duly executed on behalf of DealerTrack;

(3)           to the Company, its contribution of cash in the amount set forth on Schedule 2.1(c) attached hereto, by wire transfer of immediately available funds to an account designated in writing by the Company at least three Business Days prior to the Closing Date (notwithstanding the foregoing, such cash may be delivered on the first Business Day following the Closing Date);

(4)           to Autodata, a certificate duly executed by an executive officer of DealerTrack reasonably satisfactory to Autodata, certifying that the conditions with respect to the Autodata Parties’ obligations under this Agreement set forth in Sections 7.1 and 7.2 have been satisfied;

(5)           to Autodata, a certificate duly executed by the Secretary of DealerTrack, certifying as to (A) the Organizational Documents of DealerTrack being in full force and effect as of the Company Formation Closing, with a certified copy of such Organizational Documents attached thereto, and (B) resolutions having been duly and properly adopted by the Board of Directors of DealerTrack authorizing the execution, delivery and performance by DealerTrack of this Agreement and the other Transaction Documents and Operations Documents to which DealerTrack or an Affiliate is a party and being in full force and effect as of the Company Formation Closing, with a certified copy of such resolutions attached thereto; and

(6)           to Autodata, a certificate of good standing for DealerTrack issued by the Secretary of State of the State of Delaware, dated no earlier than ten (10) Business Days prior to the Closing Date; and

(iii)           Autodata and DealerTrack shall cause the Company to deliver:

(1)           to each of Autodata and DealerTrack, the LLC Contribution Agreement, duly executed on behalf of the Company;

(2)           to each of Autodata and DealerTrack, a receipt duly executed on behalf of the Company, certifying as to the receipt by the Company of cash in the amount set forth on Schedules 2.1(b) and 2.1(c) attached hereto;

(3)           to Autodata, a certificate evidencing five LLC Units of the Company; and

(4)           to DealerTrack, a certificate evidencing five LLC Units of the Company.

3.2           GP Transfer Closing.

(a)           Closing.  The closing of the GP Transfer (the “Transfer Closing”) will take place at the Closing Location at the Transfer Time on the Closing Date; provided, that all conditions to the Closings identified in ARTICLE 7 and ARTICLE 8 have been satisfied or waived by the party entitled to the benefit thereof (other than such conditions that by their nature cannot be satisfied until such Closing, but subject to the satisfaction or waiver of such conditions).  At the Transfer Closing, the Parties shall deliver or cause to be delivered the agreements, instructions and documents to be delivered pursuant to Sections 3.2(b) and 3.5.

(b)           Deliveries.  At the Transfer Closing:

(i)           ASC shall deliver:

(1)           to each of the Company, the Partnership and NSULC, the GP Interest Purchase and Sale Agreement, duly executed on behalf of ASC;

(ii)           ASC, Autodata and DealerTrack shall cause the Partnership to deliver:

(1)           to each of the Company, ASC and NSULC, the GP Interest Purchase and Sale Agreement, duly executed on behalf of the Partnership;

(iii)           NSULC shall deliver:

(1)           to each of the Company, the Partnership and ASC, the GP Interest Purchase and Sale Agreement, duly executed on behalf of NSULC;

(2)           to the Company, a certificate evidencing two GP Units of the Partnership, duly endorsed in blank or accompanied by powers duly executed in blank, in proper form for transfer; and

(3)           to the Company, a receipt duly executed on behalf of NSULC, certifying as to the receipt by NSULC of the GP Consideration in respect of its GP Units; and

(iv)           Autodata and DealerTrack shall cause the Company to deliver:

(1)           to each of the Partnership, ASC and NSULC, the GP Interest Purchase and Sale Agreement, duly executed on behalf of the Company; and

(2)           to NSULC, an amount equal to the GP Consideration, by wire transfer of immediately available funds to an account designated in writing by NSULC at least three Business Days prior to the Closing Date (notwithstanding the foregoing, such cash may be delivered on the first Business Day following the Closing Date).

3.3           Autodata Contribution Closing.

(a)           Closing.  The closing of the contribution of the LP Autodata Assets, and the issuance of LP Units in connection therewith (the “Autodata Contribution Closing”) will take place at the Closing Location at the Autodata Contribution Time on the Closing Date; provided, that all conditions to the Closings identified in ARTICLE 7 and ARTICLE 8 have been satisfied or waived by the party entitled to the benefit thereof (other than such conditions that by their nature cannot be satisfied until such Closing, but subject to the satisfaction or waiver of such conditions).  At the Autodata Contribution Closing, the Parties shall deliver or cause to be delivered the agreements, instructions and documents to be delivered pursuant to Sections 3.3(b) and 3.5.

(b)           Deliveries.  At the Autodata Contribution Closing:

(i)           Autodata shall deliver or cause to be delivered:

(1)           to the Partnership, cash in the amount of $1.75 million, by wire transfer of immediately available funds to an account designated in writing by the Partnership at least three Business Days prior to the Closing Date (notwithstanding the foregoing, such cash may be delivered on the first Business Day following the Closing Date);

(2)           to the Partnership, the Autodata Contribution Agreement, duly executed on behalf of Autodata;

(3)           to the Partnership and to DealerTrack, any written consents, authorizations, approvals, releases, documents and other instruments reasonably necessary to effect the assignment, transfer and delivery to the Partnership of all LP Autodata Assets, free and clear of all Encumbrances (other than Permitted Exceptions), including those Consents, authorizations, approvals and releases set forth on Section 4.5 of the Autodata Disclosure Schedule, in each case in form and substance reasonably satisfactory to DealerTrack and duly executed by all appropriate Persons; and

(4)           to the Partnership, originals of all Autodata Contracts and Books and Records included in the LP Autodata Assets, but to the extent that originals are not available, Autodata shall deliver true, complete and correct copies; and

(ii)           ASC, Autodata and DealerTrack shall cause the Partnership to deliver:

(1)           to Autodata, the Autodata Contribution Agreement, duly executed on behalf of the Partnership; and

(2)           to Autodata, a certificate evidencing 235,000 LP Units of the Partnership.

3.4           Final Closing.

(a)           Closing.  The closing of the contribution of the LP DealerTrack Assets to the Partnership, the issuance of LP Units in connection therewith, the purchase and sale of the NSULC Interest, and other actions to be taken in connection with the Partnership and NSULC (the “Final Closing”) will take place at the Closing Location at the DealerTrack Contribution Time, Eastern Time, on the Closing Date; provided, that all conditions to the Closings identified in ARTICLE 7 and ARTICLE 8 have been satisfied or waived by the party entitled to the benefit thereof (other than such conditions that by their nature cannot be satisfied until such Closing, but subject to the satisfaction or waiver of such conditions).  At the Final Closing, the Parties shall deliver or cause to be delivered the agreements, instructions and documents to be delivered pursuant to Sections 3.4(b) and 3.5.

(b)           Deliveries.  At the Final Closing:

(i)           DealerTrack shall deliver:

(1)           to the Partnership, cash in the amount of $1.75 million, by wire transfer of immediately available funds to an account designated in writing by the Partnership at least three Business Days prior to the Closing Date (notwithstanding the foregoing, such cash may be delivered on the first Business Day following the Closing Date);

(2)           to the Partnership, the DealerTrack Contribution Agreement, duly executed on behalf of DealerTrack;

(3)           to each of ASC, Autodata and the Company, the Partnership Agreement, duly executed on behalf of DealerTrack;

(4)           to the Partnership, the Re-seller Agreement, duly executed on behalf of DealerTrack, Inc.;

(5)           to the Partnership, the DealerTrack License Agreement, duly executed on behalf of DealerTrack, Inc.;

(6)           to the Partnership and ASC, the DealerTrack Transition Services Agreement, duly executed on behalf of DealerTrack;

(7)           to ASC and NSULC, the NSULC Interest Purchase and Sale Agreement, duly executed on behalf of DealerTrack;

(8)           to ASC, cash in an amount equal to the NSULC Interest Consideration, by wire transfer of immediately available funds to an account designated in writing by ASC at least three Business Days prior to the Closing Date (notwithstanding the foregoing, such cash may be delivered on the first Business Day following the Closing Date);

(9)           to ASC and NSULC, the NSULC Shareholders Agreement, duly executed on behalf of DealerTrack;

(10)           to the Partnership and to Autodata, any written consents, authorizations, approvals, releases, documents and other instruments reasonably necessary to effect the assignment, transfer and delivery to the Partnership of all LP DealerTrack Assets, free and clear of all Encumbrances (other than Permitted Exceptions), including those consents, authorizations, approvals and releases set forth on Section 5.5 of the DealerTrack Disclosure Schedule, in each case in form and substance reasonably satisfactory to Autodata and duly executed by all appropriate Persons; and

(11)           to the Partnership, originals of all DealerTrack Contracts and Books and Records included in the LP DealerTrack Assets, but to the extent that originals are not available, DealerTrack shall deliver true, complete and correct copies;

(ii)           ASC shall deliver:

(1)           to DealerTrack and NSULC, the NSULC Interest Purchase and Sale Agreement, duly executed on behalf of ASC;

(2)           to each of Autodata, DealerTrack and the Company, the Partnership Agreement, duly executed on behalf of ASC;

(3)           to the Partnership, the Amended and Restated ASC License Agreement, duly executed on behalf of ASC;

(4)           to DealerTrack, a receipt duly executed on behalf of Autodata, certifying as to the receipt by ASC of cash in the amount of the NSULC Interest Consideration in respect of the NSULC Interest;

(5)           to DealerTrack and NSULC, the NSULC Shareholders Agreement, duly executed on behalf of ASC; and

(6)           to the Partnership and DealerTrack, the DealerTrack Transition Services Agreement, duly executed on behalf of ASC;

(iii)           Autodata shall deliver or cause to be delivered:

(1)           to each of ASC, DealerTrack and the Company, the Partnership Agreement, duly executed on behalf of Autodata;

(iv)           NSULC shall deliver:

(1)           to ASC and DealerTrack, the NSULC Interest Purchase and Sale Agreement, duly executed on behalf of NSULC; and

(2)           to ASC and DealerTrack, the NSULC Shareholders Agreement, duly executed on behalf of NSULC;

(v)           ASC, Autodata and DealerTrack shall cause the Partnership to deliver:

(1)           to DealerTrack, a certificate evidencing 500,000 LP Units of the Partnership;

(2)           to DealerTrack, the DealerTrack Contribution Agreement, duly executed on behalf of the Partnership;

(3)           to DealerTrack, Inc., the Re-seller Agreement, duly executed on behalf of the Partnership;

(4)           to DealerTrack, Inc., the DealerTrack License Agreement, duly executed on behalf of the Partnership;

(5)           to DealerTrack and ASC, the DealerTrack Transition Services Agreement, duly executed on behalf of the Partnership;

(6)           to ASC, the Amended and Restated ASC License Agreement, duly executed on behalf of the Partnership; and

(vi)           Autodata and DealerTrack shall cause the Company to deliver:

(1)           to each of ASC, Autodata and DealerTrack, the Partnership Agreement, duly executed on behalf of the Company.

3.5           Other Deliveries.  In addition to the deliveries set forth in Sections 3.1(b), 3.2(b), 3.3(b), and 3.4(b) above, each Party shall deliver or cause to be delivered (a) any Tax clearance certificate or similar certificate required by any applicable Law or otherwise reasonably requested by another Party, relating to the transactions contemplated by this Agreement, and (b) such other certificates or other documents as are reasonably required to effectuate the transactions contemplated by this Agreement, the other Transaction Documents and the Operations Documents, as requested by another Party.

3.6           Closing.  When each of the Company Formation Closing, Transfer Closing, Autodata Contribution Closing and Final Closing (each, a “Closing” and, collectively, the “Closings”) has occurred, and when each of the transactions contemplated by Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(d) of this Agreement has occurred, the transactions contemplated by this Agreement shall be deemed to be closed.

3.7           Working Capital Adjustment.

(a)           Attached hereto as Appendix A is a sample calculation representing each Party’s good-faith calculation of Autodata Closing Working Capital and DealerTrack Closing Working Capital, respectively, determined on a basis consistent with the Accounting Methodology and calculated as if the Closing Date were October 31, 2011, together with reasonable detail regarding such calculation (the “Sample Calculation”).

(b)           No later than forty-five (45) days following the Closing Date, Autodata shall deliver to DealerTrack, and DealerTrack shall deliver to Autodata, a statement (a  “Final Closing Statement”) in substantially the form attached hereto as Appendix A, setting forth each Party’s good-faith calculation of Autodata Closing Working Capital and DealerTrack   Closing Working Capital, respectively, determined on a basis consistent with the Accounting Methodology, together with reasonable detail regarding such calculation.  Autodata’s Final Closing Statement and DealerTrack’s Final Closing Statement shall be accompanied by a certificate executed by a senior financial officer of Autodata and DealerTrack, respectively, to the effect that the Final Closing Statement has been prepared in good faith in accordance with this Section 3.7(b).  If the amount of a Party’s Closing Working Capital (as set forth on such Party’s Final Closing Statement) is lower than the other Party’s Closing Working Capital (as set forth on such other Party’s Final Closing Statement), then the initial quarterly cash distribution after the Closing Date, pursuant to Section 3.1 of the Partnership Agreement, of the Party with the lesser amount of Closing Working Capital shall be decreased by the amount of such difference.

(c)           If, within ninety (90) days after the Closing Date, DealerTrack and Autodata cannot come to agreement on the Autodata Closing Working Capital and DealerTrack Closing Working Capital on the basis (i) that the Final Closing Statement of any Party does not set forth specific line items in accordance with the Sample Calculation and on a basis consistent with the Accounting Methodology, or does not provide reasonable detail regarding the calculation of Autodata Closing Working Capital or DealerTrack Closing Working Capital, respectively, or (ii) that there has been an error in mathematical calculation relating to the Final Closing Statement of either Party, then the Board of Directors of the Company shall settle the matter of such dispute by a majority vote.  Breaches of representations or warranties or covenants in this Agreement, and liabilities in respect of Retained Autodata Liabilities or Retained DealerTrack Liabilities, shall not be addressed by this Section 3.7, and shall instead be addressed by Article 10.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF ASC, AUTODATA AND NSULC

Each representation and warranty contained in this ARTICLE 4 is qualified by disclosures made with respect to the Autodata Disclosure Schedule.  Except with respect to matters set forth in the Autodata Disclosure Schedule, each Autodata Party and NSULC, jointly and severally, represents and warrants to DealerTrack, as of the date hereof, as follows:

4.1           Organization and Good Standing.  Each of ASC and NSULC is an unlimited liability company duly organized, validly existing and in good standing under the laws of Nova Scotia, Canada.  Autodata is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each of the Autodata Parties and NSULC has all requisite corporate or other organizational power and authority to own, lease and operate its respective assets and properties and to carry on its respective business as such is presently conducted.  Each of the Autodata Parties and NSULC is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its respective business or the ownership, leasing or operation of its respective properties makes such qualification necessary, except where failures to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2           Authority; Enforceability.  Each of the Autodata Parties and NSULC has the requisite corporate or other organizational power and authority to execute and deliver this Agreement and the other Transaction Documents and Operations Documents to which it is a party, to perform its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of the Autodata Parties and NSULC of this Agreement and the other Transaction Documents and Operations Documents to which it is a party, and the performance by it of its respective obligations hereunder and thereunder, have been duly authorized by all necessary actions by it, and no other action on the part of such Person or its equity holders is necessary to approve this Agreement, the other Transaction Documents and Operations Documents, or the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and each other Transaction Document and Operation Document to which such Person is a party, when executed, will be, duly executed and delivered by such Person, and assuming due authorization, execution and delivery by the other parties hereto and thereto, each such agreement constitutes, or will constitute at the time of execution, a legal, valid and binding agreement of such Person, enforceable against it in accordance with such agreement’s terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought.

4.3           Actions and Proceedings.  There is no Proceeding pending or, to the Knowledge of Autodata, based upon written communications received, threatened, against or affecting (a) the ASC Assets or the LP Autodata Assets or (b) any Autodata Party or NSULC or any of their respective Subsidiaries or any of their respective assets or properties that, if determined or resolved adversely to such Person, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.4           Governmental Authorizations and Obligations. The execution, delivery and performance by each of the Autodata Parties and NSULC of this Agreement and the other Transaction Documents and Operations Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not require any action by or in respect of, or filing with, any Governmental Authority.  As of the day immediately preceding the Closing Date, ASC and Autodata will be in material compliance with the conditions of any license or permit issued by a Governmental Authority.

4.5           No Conflicts.  Except as set forth on Section 4.5 of the Autodata Disclosure Schedule, the execution, delivery and performance by each of the Autodata Parties and NSULC of this Agreement and the other Transaction Documents and Operations Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of such Person, (b) violate, conflict with, breach, or constitute a default under (whether with notice or lapse of time or both), in any material respect, any Law or Order applicable to such Person, its Affiliates or any of their respective assets or properties, or (c) result in any violation of, conflict with or breach of, or constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, the ASC Assets or the LP Autodata Assets pursuant to, any agreement or other instrument to which any Autodata Party or any of its Affiliates is a party or by which any of their respective assets or properties is bound or affected that, in the case of clause (c), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.6           Brokers or Finders.  Neither Autodata Party nor NSULC has dealt with any agent, finder, broker, investment or commercial banker or financial advisor in connection with any of the transactions contemplated hereby or the negotiations relating to this Agreement or the other Transaction Documents or Operations Documents, and no agent, finder, broker, investment or commercial banker or financial advisor is entitled to any brokerage, finder’s or similar fee or other commission in connection with this Agreement or any other Transaction Document or Operations Document or the negotiations relating to this Agreement or the other Transaction Documents or Operations Documents, based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of any Autodata Party, NSULC or any of their respective Affiliates.

4.7           Contribution; Ownership of All Assets.

(a)           ASC and Autodata own all right, title and interest in and to all of the ASC Assets and all of the LP Autodata Assets, respectively, prior to the contribution of the ASC Assets to the Partnership (the “ASC Asset Contribution”) and the Autodata Contribution Closing, respectively; and upon the terms and subject to the conditions of the ASC Contribution Agreement and the ASC/NSULC Contribution Agreement, in the case of the ASC Assets, the Autodata Contribution Agreement, in the case of the LP Autodata Assets, and this Agreement, as of the ASC Asset Contribution and as of the Autodata Contribution Closing, ASC and Autodata shall have duly assigned, transferred and delivered to the Partnership, all of their right, title and interest in and to the ASC Assets and the LP Autodata Assets, free and clear of all Encumbrances (other than Permitted Exceptions).

(b)           The ASC Assets, the software listed on Exhibit A attached to the Initial ASC License Agreement, and the LP Autodata Assets, collectively, constitute all of the assets, tangible and intangible, that are owned or licensed in connection with the operation of (x) the business of the Autodata Content Division as currently conducted up to the time the First Part Autodata Content Division is received by the Partnership, and (y) the business comprised of both (1) the First Part Autodata Content Division, after the receipt thereof by the Partnership, and (2) the Second Part Autodata Content Division while still owned by Autodata (and/or to the extent licensed to Autodata pursuant to the Autodata License Agreement and/or the Internet Brands License Agreement) prior to the Closing Date, or used in connection with the operation of (x) the business of the Autodata Content Division as currently conducted  up to the time the First Part Autodata Content Division is received by the Partnership, and (y) the business comprised of both (1) the First Part Autodata Content Division, after the receipt thereof by the Partnership and (2) the Second Part Autodata Content Division while still owned by Autodata (and/or to the extent licensed to Autodata pursuant to the Autodata License Agreement and/or the Internet Brands License Agreement) prior to the Closing Date.

4.8           Contracts.

(a)           The ASC Contracts and the Autodata Contracts listed on Schedule 6.2(b)(iii) and Schedule 2.3(a)(i), respectively, either of which may be amended prior to the Closing Date by mutual agreement of the Parties, are as of the date hereof all of the Contracts relating to and arising from the business of the Autodata Content Division.

(b)           The transfer and assignment of an ASC Contract or an Autodata Contract by the Autodata Party that is a party thereto will duly transfer, or, if such transfer and assignment has already occurred, has duly transferred, all of the rights, title and interest of such Autodata Party in and to such contract to the Partnership, subject to the obtaining of any authorization, Consent or approval of, or the giving of any notice to, any Person as required in accordance with the terms and conditions thereof.

(c)           ASC and Autodata (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership) have duly performed all of their respective material obligations (to the extent that such obligations to perform have accrued) under the ASC Contracts and the Autodata Contracts, and have not received written or, to their respective Knowledge, other notice that any party intends to cancel or terminate any ASC Contract or Autodata Contract.  There are no pending renegotiations of or outstanding rights to renegotiate any material amounts paid to or payable by ASC or Autodata (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership) under the ASC Contracts or Autodata Contracts, respectively, and no Person has made any written demand for such renegotiation.  There has not occurred any default under any ASC Contract or Autodata Contract on the part of the Autodata Party (prior to the contribution thereof to the Partnership) or the Partnership (after contribution thereof to the Partnership) that is party thereto nor, to the Knowledge of such Autodata Party (prior to the contribution thereof to the Partnership) or the Partnership (after contribution thereof to the Partnership), on the part of the other parties thereto that would reasonably be expected to have a Material Adverse Effect.  No event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default under any ASC Contract or any Autodata Contract on the part of ASC or Autodata (prior to the contribution thereof to the Partnership) or the Partnership (after contribution thereof to the Partnership), respectively, nor, to the Knowledge of such Autodata Party, on the part of the other parties thereto that would reasonably be expected to have a Material Adverse Effect.

(d)           Each ASC Contract and Autodata Contract is the legal, valid and binding agreement of the Autodata Party that is a party thereto (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership), and to the Knowledge of such Autodata Party or the Partnership, the other parties thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought.  Assuming that the ASC Contracts and the Autodata Contracts are the legal, valid and binding agreements of the other parties thereto, such Contracts are in full force and effect with respect to the Autodata Parties (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership).

4.9           Intellectual Property.

(a)           Registered Autodata Intellectual Property.  Section 4.9(a) of the Autodata Disclosure Schedule contains a complete and accurate list of all material Registered ASC Intellectual Property included in the ASC Assets owned by ASC (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership).  ASC has taken commercially reasonable efforts to prosecute, register, and maintain all material Registered ASC Intellectual Property included in the ASC Assets owned by ASC (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership).  ASC (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership) is the sole owner of each item of (i) material Registered ASC Intellectual Property included in the ASC Assets and (ii) material unregistered Copyrights for Software included in the ASC Assets.  All material ASC Intellectual Property included in the material ASC Assets owned by ASC (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership) is free and clear of material Encumbrances (other than Permitted Exceptions).

(b)           Rights to Intellectual Property Ordered or Awarded.  ASC (prior to the contribution thereof to the Partnership) or the Partnership (after contribution thereof to the Partnership) is not a party to or bound by any Order that is reasonably expected to require it to grant to any third party any license, covenant not to sue, immunity or other right with respect to any material ASC Intellectual Property included in the ASC Assets or that affects the terms and conditions under which any such license, covenant, immunity or other right is, may be, or must be granted.

(c)           No Proceedings.  During the seven years preceding the date hereof, neither ASC nor Autodata has received notice that any Registered ASC Intellectual Property included in the ASC Assets is or has been involved in any interference, reissue, reexamination, opposition, cancellation, or proceeding regarding invalidity or unenforceability in the United States and Canada, and to the Knowledge of ASC and Autodata, no such action has been threatened.

(d)           Employees, Consultants, and Contractors.  Each of ASC and Autodata has, and uses reasonable commercial efforts to enforce, policies requiring each employee, officer, consultant and contractor who was involved in the development of material ASC Intellectual Property included in the ASC Assets to execute proprietary information, confidentiality and assignment agreements appropriate for the jurisdiction in which such employees, officers, consultants and contractors reside and work.

(e)           Enforceability, Validity of Intellectual Property.  There are no specific facts or circumstances that either ASC or Autodata reasonably expects would render invalid or unenforceable any material Registered ASC Intellectual Property included in the ASC Assets owned by ASC (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership).  During the seven years preceding the date hereof, neither ASC nor Autodata has received any claim from a third party challenging the priority, ownership, validity or enforceability of any material Registered ASC Intellectual Property included in the ASC Assets in the United States or Canada.

(f)           No Infringement or Misappropriation of Intellectual Property. Neither ASC nor Autodata has any specific information that any Person is, in any material respect, infringing, misappropriating, using or disclosing without authorization, or otherwise violating in a material respect any material ASC Intellectual Property included in the ASC Assets owned by ASC (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership).  During the seven years preceding the date hereof, neither ASC nor Autodata has made any claim against any Person with respect to infringement or misappropriation of any material ASC Intellectual Property included in the ASC Assets.

(g)           Infringement.  None of (i) the ASC Intellectual Property included in the ASC Assets owned by ASC (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership) or (ii) the software listed on Exhibit A attached to the Initial ASC License Agreement or Exhibit A to the Amended and Restated ASC License Agreement, infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any Person in the United States or Canada or constitutes unfair competition or trade practices under the Laws of any jurisdiction where such infringement, misappropriation, or violation would, individually or in the aggregate, be material to ASC and Autodata taken as a whole.  Except as set forth in Section 4.9(g) of the Autodata Disclosure Schedule, during the seven years preceding the date hereof, neither ASC nor Autodata has received any claim, or notice of any claim, alleging any of the foregoing.

(h)           Intellectual Property Agreements.  Section 4.9(h) of the Autodata Disclosure Schedule, which may be amended prior to the Closing Date by mutual agreement of the Parties, identifies all agreements (other than agreements to which ASC or Autodata became a party or succeeded to as a result of the acquisition by such Autodata Party of a third party) in effect as of the date hereof relating to ASC Intellectual Property included in the ASC Assets (i) pursuant to which a third party has licensed to ASC Intellectual Property Rights or Intellectual Property that is a material part of an ASC Asset owned by ASC (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership), other than Contracts with respect to Intellectual Property Rights or Intellectual Property (including Software) that is generally available on a commercial basis from third parties, including Software licensed pursuant to shrink-wrap or click-wrap agreements, terms of use or services, or similar agreements; (ii) in which ASC (prior to the contribution thereof to the Partnership) or the Partnership (after contribution thereof to the Partnership) has granted or received a license, covenant, release, immunity, assignment, or other right with respect to any material Intellectual Property Rights in connection with the settlement of a litigation brought against, or by, ASC during the past seven years; (iii) pursuant to which ASC (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership) has granted an express license, covenant, release, immunity, assignment, or other right to any Patents that are material ASC Intellectual Property included in the ASC Assets or has received an express license, covenant, release, immunity, assignment, or other right to any of the Patents owned by a third party which license is material to the Autodata Content Division; (iv) pursuant to which ASC (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership) has granted a third party an exclusive license to material ASC Intellectual Property included in the ASC Assets; and (v) entered into during the seven years prior to the date hereof or in effect as of the date hereof, pursuant to which ASC (prior to the contribution thereof to the Partnership) and the Partnership (after contribution thereof to the Partnership) has granted to a third party any license, covenant, release, immunity, assignment, or other right with respect to any material ASC Intellectual Property included in the ASC Assets other than in the ordinary course of business.  In addition, Section 4.9(h) of the Autodata Disclosure Schedule specifies whether the agreements set forth thereon are intended to be assigned or sub-licensed to the Partnership.

(i)           Open Source.  As of the date hereof, ASC has not received any claim from a third party that any material ASC Asset incorporates, is integrated with, or, links to any Open Source in such a manner that requires ASC to distribute any material proprietary source code for such asset under the terms of an Open Source license, and as of the date hereof, there would be no reasonable basis for such a claim to be made by a third party.  ASC has used its commercially reasonable efforts to regulate the use and distribution of Open Source in compliance with applicable Open Source licenses.

(j)           General.  The ASC Intellectual Property and the Intellectual Property or Intellectual Property Rights licensed to the Partnership by ASC constitute all of the Intellectual Property and Intellectual Property Rights used by (x) ASC and Autodata for the operation of the business of the Autodata Content Division as currently conducted up to the date the First Part Autodata Content Division is received by the Partnership and (y) (1) the Partnership after the time the First Part Autodata Content Division is received by the Partnership and (2) Autodata for the Second Part Autodata Content Division prior to the time of contribution thereof to the Partnership on the Closing Date.

4.10           Compliance with Laws.  Neither ASC nor Autodata has received written notice or, to its Knowledge, any other notice of any violation of any Laws applicable to the operation of the business of the Autodata Content Division or with respect to which compliance is a condition of engaging in the Business.

4.11           NSULC’s Operations. NSULC has not conducted any business prior to the date hereof and, prior to the Final Closing, will have no assets, liabilities or obligations of any nature other than those incident to its formation and contemplated by this Agreement and the other Transaction Documents and the Operations Documents to which it is a party, and the transactions contemplated hereby and thereby.

4.12           No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE 4, neither Autodata Party nor NSULC makes any express or implied representation or warranty regarding the transactions contemplated hereby, or any other information provided to DealerTrack in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof.  Neither Autodata Party, nor NSULC, nor any other Person shall have or be subject to any liability to DealerTrack or any other Person resulting from the distribution or failure to distribute to DealerTrack, or DealerTrack’s use of, any such information, including any information, documents, projections, forecasts of other material made available to DealerTrack in certain “data rooms” or presentations in expectation of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this ARTICLE 4.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF DEALERTRACK

Each representation and warranty contained in this ARTICLE 5 is qualified by disclosures made with respect to the DealerTrack Disclosure Schedule.  Except with respect to matters set forth in the DealerTrack Disclosure Schedule, DealerTrack represents and warrants to each Autodata Party and NSULC, as of the date hereof, as follows:

5.1           Organization and Good Standing.  DealerTrack is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  DealerTrack has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as such is presently conducted.  DealerTrack is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except where failures to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2           Authority; Enforceability.  DealerTrack has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and Operations Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by DealerTrack of this Agreement and the other Transaction Documents and Operations Documents to which it is a party, and the performance by it of its respective obligations hereunder and thereunder, have been duly authorized by all necessary actions by it, and no other action on the part of DealerTrack or its equity holders is necessary to approve this Agreement, the other Transaction Documents and Operations Documents, or the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and each other Transaction Document and Operations Document to which DealerTrack is a party, when executed, will be, duly executed and delivered by DealerTrack, and assuming due authorization, execution and delivery by the other parties hereto and thereto, each such agreement constitutes, or will constitute at the time of execution, a legal, valid and binding agreement of DealerTrack, enforceable against it in accordance with such agreement’s terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought.

5.3           Actions and Proceedings.  There is no Proceeding pending or, to the Knowledge of DealerTrack, based upon written communications received, threatened, against or affecting (a) the LP DealerTrack Assets or (b) DealerTrack or any of its Subsidiaries or any of their respective assets or properties that, if determined or resolved adversely to DealerTrack or its Subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.4           Governmental Authorizations.  The execution, delivery and performance by DealerTrack of this Agreement and the other Transaction Documents and Operations Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby will not require any action by or in respect of, or filing with, any Governmental Authority.  As of the day immediately preceding the Closing Date, DealerTrack will be in material compliance with the conditions of any license or permit issued by a Governmental Authority.

5.5           No Conflicts.  Except as set forth on Section 5.5 of the DealerTrack Disclosure Schedule, the execution, delivery and performance by DealerTrack of this Agreement and the other Transaction Documents and Operations Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of DealerTrack, (b) violate, conflict with, breach, or constitute a default under (whether with notice or lapse of time or both), in any material respect, any Law or Order applicable to DealerTrack, its Affiliates or any of their respective assets or properties, or (c)  result in any violation of, conflict with or breach of, or constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under any agreement or other instrument to which DealerTrack or any of its Affiliates is a party or by which any of their respective assets or properties is bound or affected that, in the case of clause (c), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.6           Brokers or Finders.  DealerTrack has not dealt with any agent, finder, broker, investment or commercial banker or financial advisor in connection with any of the transactions contemplated hereby or the negotiations relating to this Agreement or the other Transaction Documents or Operations Documents, and no agent, finder, broker, investment or commercial banker or financial advisor is entitled to any brokerage, finder’s or similar fee or other commission in connection with this Agreement or any other Transaction Document or Operations Document or the negotiations relating to this Agreement or the other Transaction Documents or Operations Documents, based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of DealerTrack or any of its Affiliates

5.7           Contribution; Ownership of All Assets.

(a)           DealerTrack owns all right, title and interest in and to all of the LP DealerTrack Assets prior to the DealerTrack Contribution Closing; and upon the terms and subject to the conditions of the DealerTrack Contribution Agreement and this Agreement, as of the Distribution Contribution Closing, DealerTrack shall have duly assigned, transferred and delivered to the Partnership, all of its right, title and interest in and to the LP DealerTrack Assets, free and clear of all Encumbrances (other than Permitted Exceptions).

(b)           The LP DealerTrack Assets constitute all assets, tangible and intangible, that are owned or licensed in connection with the operation of the business of the DTDS Content Division as currently conducted, or used in connection with the operation of the business of the DTDS Content Division as currently conducted.

5.8           Contracts.

(a)           The DealerTrack Contracts listed on Schedule 2.4(a)(iv), which may be amended prior to the Closing Date by mutual agreement of the Parties, are as of the date hereof all of the Contracts relating to and arising from the business of the DTDS Content Division.

(b)           The transfer and assignment of a DealerTrack Contract by DealerTrack will duly transfer all of the rights, title and interest of DealerTrack in and to such contract to the Partnership, subject to the obtaining of any authorization, Consent or approval of, or the giving of any notice to, any Person as required in accordance with the terms and conditions thereof.

(c)           DealerTrack has duly performed all of its material obligations (to the extent that such obligations to perform have accrued) under the DealerTrack Contracts, and has not received written or, to its Knowledge, other notice that any party intends to cancel or terminate any DealerTrack Contract.  There are no pending renegotiations of or outstanding rights to renegotiate any material amounts paid to or payable by DealerTrack under the DealerTrack Contracts, and no Person has made any written demand for such renegotiation.  There has not occurred any default under any DealerTrack on DealerTrack’s part nor, to the Knowledge of DealerTrack, on the part of the other parties thereto that would reasonably be expected to have a Material Adverse Effect.  No event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default under any DealerTrack Contract on the part of DealerTrack nor, to the Knowledge of DealerTrack, on the part of the other parties thereto that would reasonably be expected to have a Material Adverse Effect.

(d)           Each DealerTrack Contract is the legal, valid and binding agreement of DealerTrack, and to the Knowledge of DealerTrack, the other parties thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought.  Assuming that the DealerTrack Contracts are the legal, valid and binding agreements of the other parties thereto, such Contracts are in full force and effect.

5.9           Intellectual Property.

(a)           Registered DealerTrack Intellectual Property.  Sections 5.9(a)(i) and 5.9(a)(ii) of the DealerTrack Disclosure Schedule contain a complete and accurate list of all material Registered DealerTrack Intellectual Property included in the DealerTrack Assets.  DealerTrack has taken commercially reasonable efforts to prosecute, register, and maintain all material Registered DealerTrack Intellectual Property included in the DealerTrack Assets.  DealerTrack is the sole owner of each item of (i) material Registered DealerTrack Intellectual Property included in the DealerTrack Assets and (ii) material unregistered Copyrights for Software included in the DealerTrack Assets.  All material DealerTrack Intellectual Property included in the material DealerTrack Assets is free and clear of material Encumbrances (other than Permitted Exceptions).

(b)           Rights to Intellectual Property Ordered or Awarded.  DealerTrack is not a party to or bound by any Order that is reasonably expected to require DealerTrack to grant to any third party any license, covenant not to sue, immunity or other right with respect to any material DealerTrack Intellectual Property included in the DealerTrack Assets or that affects the terms and conditions under which any such license, covenant, immunity or other right is, may be, or must be granted.

(c)           No Proceedings.  During the seven years preceding the date hereof, DealerTrack has not received notice that any Registered DealerTrack Intellectual Property included in the DealerTrack Assets is or has been involved in any interference, reissue, reexamination, opposition, cancellation, or proceeding regarding invalidity or unenforceability in the United States and Canada, and to the Knowledge of DealerTrack, no such action has been threatened.

(d)           Employees, Consultants, and Contractors.  DealerTrack has, and uses reasonable commercial efforts to enforce, policies requiring each employee, officer, consultant and contractor who was involved in the development of material DealerTrack Intellectual Property included in the DealerTrack Assets to execute proprietary information, confidentiality and assignment agreements appropriate for the jurisdiction in which such employees, officers, consultants and contractors reside and work.

(e)           Enforceability, Validity of Intellectual Property.  There are no specific facts or circumstances that DealerTrack reasonably expects would render invalid or unenforceable any material Registered DealerTrack Intellectual Property included in the DealerTrack Assets.  During the seven years preceding the date hereof, DealerTrack has not received any claim from a third party challenging the priority, ownership, validity or enforceability of any material Registered DealerTrack Intellectual Property included in the DealerTrack Assets in the United States or Canada.

(f)           No Infringement or Misappropriation of Intellectual Property. DealerTrack does not have any specific information that any Person is, in any material respect, infringing, misappropriating, using or disclosing without authorization, or otherwise violating in a material respect any material DealerTrack Intellectual Property included in the DealerTrack Assets.  During the seven years preceding the date hereof, DealerTrack has not made any claim against any Person with respect to infringement or misappropriation of any material DealerTrack Intellectual Property included in the DealerTrack Assets.

(g)           Infringement.  None of the DealerTrack Intellectual Property included in the DealerTrack Assets infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any Person in the United States or Canada or constitutes unfair competition or trade practices under the Laws of any jurisdiction where such infringement, misappropriation, or violation would, individually or in the aggregate, be material to DealerTrack.  During the seven years preceding the date hereof, DealerTrack has not received any claim, or notice of any claim, alleging any of the foregoing.

(h)           Intellectual Property Agreements.  Section 5.9(h) of the DealerTrack Disclosure Schedule, which may be amended prior to the Closing Date by mutual agreement of the Parties, identifies all agreements (other than agreements to which DealerTrack became a party or succeeded to as a result of the acquisition by DealerTrack of a third party) in effect as of the date hereof relating to DealerTrack Intellectual Property included in the DealerTrack Assets (i) pursuant to which a third party has licensed to DealerTrack Intellectual Property Rights or Intellectual Property that is a material part of a DealerTrack Asset, other than Contracts with respect to Intellectual Property Rights or Intellectual Property (including Software) that is generally available on a commercial basis from third parties, including Software licensed pursuant to shrink-wrap or click-wrap agreements, terms of use or services, or similar agreements; (ii) in which DealerTrack has granted or received a license, covenant, release, immunity, assignment, or other right with respect to any material Intellectual Property Rights in connection with the settlement of a litigation brought against, or by, DealerTrack during the past seven years; (iii) pursuant to which DealerTrack has granted an express license, covenant, release, immunity, assignment, or other right to any Patents that are material DealerTrack Intellectual Property included in the DealerTrack Assets or has received an express license, covenant, release, immunity, assignment, or other right to any of the Patents owned by a third party which license is material to the DTDS Content Division; (iv) pursuant to which DealerTrack has granted a third party an exclusive license to material DealerTrack Intellectual Property included in the DealerTrack Assets; and (v) entered into during the seven years prior to the date hereof or in effect as of the date hereof, pursuant to which DealerTrack has granted to a third party any license, covenant, release, immunity, assignment, or other right with respect to any material DealerTrack Intellectual Property included in the DealerTrack Assets other than in the ordinary course of business.  In addition, Section 5.9(h) of the DealerTrack Disclosure Schedule specifies whether the agreements set forth thereon are intended to be assigned or sub-licensed to the Partnership.

(i)           Open Source.  As of the date hereof, DealerTrack has not received any claim from a third party that any material DealerTrack Asset incorporates, is integrated with, or, links to any Open Source in such a manner that requires DealerTrack to distribute any material proprietary source code for such asset under the terms of an Open Source license, and as of the date hereof, there would be no reasonable basis for such a claim to be made by a third party.  DealerTrack has used its respective commercially reasonable efforts to regulate the use and distribution of Open Source in compliance with applicable Open Source licenses.

(j)           General.  The DealerTrack Intellectual Property constitute all of the Intellectual Property and Intellectual Property Rights used by DealerTrack or Affiliates for the operation of the business of the DTDS Content Division as currently conducted.

5.10           Compliance with Laws.  DealerTrack has not received written notice or, to its Knowledge, any other notice of any violation of any Laws applicable to the operation of the business of the DTDS Content Division or with respect to which compliance is a condition of engaging in the Business.

5.11           No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE 5, DealerTrack does not make any express or implied representation or warranty regarding the transactions contemplated hereby, or any other information provided to any Autodata Party or NSULC in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof.  Neither DealerTrack nor any other Person shall have or be subject to any liability to any Autodata Party or NSULC or any other Person resulting from the distribution or failure to distribute to such Autodata Party or NSULC, or such Autodata Party’s or NSULC’s use of, any such information, including any information, documents, projections, forecasts of other material made available to such Autodata Party or NSULC in certain “data rooms” or presentations in expectation of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this ARTICLE 5.

ARTICLE 6
CERTAIN AGREEMENTS; POST-CLOSING COVENANTS

6.1           Cooperation.  Prior to the Final Closing, each of the Autodata Parties and DealerTrack shall take the following actions:

(a)           Reasonable Best Efforts; Consents; Governmental Approvals.  Each of the Autodata Parties and DealerTrack shall use its reasonable best efforts to consummate the transactions contemplated hereby as soon as practicable following the date hereof.  Each of the Autodata Parties and DealerTrack shall cooperate with one another, and use all reasonable best efforts, to procure all necessary and appropriate Consents and Governmental Approvals, complete and file all necessary and appropriate applications, notifications, filings and certifications, and satisfy all requirements prescribed by Law for, and all conditions set forth in this Agreement to, the consummation of the transactions contemplated hereby, and to effect the transactions contemplated hereby at the earliest practicable date consistent with the terms hereof.  Without limiting the generality of the foregoing, each of the Autodata Parties and DealerTrack shall (i)(A) cooperate in good faith and take all actions necessary, appropriate or advisable to file expeditiously and diligently the HSR Notifications, if required, with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act, (B) use its reasonable best efforts to prosecute such filings and respond to inquiries related thereto to a favorable conclusion, and (C) not extend any waiting period under the HSR Act or enter into any agreement not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties, and (ii) use its reasonable best efforts to avoid entry of (or to have vacated or terminated) any decree, order or judgment that would restrain, prevent or delay the Closings.  Notwithstanding anything in this Agreement to the contrary, no Party or its Affiliates shall be required to take any of the following actions:  (x) holding separate or divesting, or agreeing to hold separate or divest, any of the businesses, services, products or assets of such Party and its Affiliates, or (y) committing to limit the freedom of action of the Company, the Partnership or any of their Subsidiaries from and after the Closings with respect to the ability to retain businesses, services, products or assets, except in the case of each of clause (x) and clause (y), to the extent such actions relate solely to the assets to be contributed or licensed by each Party to the Company and/or the Partnership pursuant to this Agreement and only so long as any of such actions described in clause (x) or clause (y) would not be materially adverse to the business, prospects, financial condition or results of operations of the Partnership and would not be materially adverse to the economic viability of the Company or the Partnership) in connection with obtaining antitrust clearance of the consummation of the transactions contemplated hereby, including any clearance required under the HSR Act to consummate the transactions contemplated hereby; provided, that, to the extent any actions are taken under clause (x) or (y) above, the taking of such actions may be conditioned upon the consummation of the transactions contemplated hereby.  In addition, except as prohibited by Law, each of the Autodata Parties and DealerTrack shall (x) promptly notify the other party of any written communication to such party from any Governmental Authority regarding antitrust matters and permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority, and (y) not participate in any meetings or substantive discussions with any Governmental Authority with respect to antitrust matters without offering the other parties hereto a meaningful opportunity to participate in such meetings or discussions.

6.2           The Partnership.

(a)           Formation.  On or following the date hereof and by no later than three (3) Business Days prior to the date that the Parties anticipate will be the Closing Date, NSULC shall form Chrome Data Solutions, LP as a limited partnership in the State of Delaware under and pursuant to the LP Act.  Upon the terms and subject to the conditions of this Agreement, as of the day following such formation (the “Formation Date”):

(i)           NSULC, ASC and the Partnership shall enter into ASC/NSULC Contribution Agreement;

(ii)           each of NSULC and ASC shall contribute to the Partnership $200 in cash;

(iii)           NSULC shall be issued two (2) GP Units and ASC shall be issued two (2) LP Units in consideration of such contribution of cash, NSULC shall be admitted to the Partnership as the General Partner, and ASC shall be admitted to the Partnership as a Limited Partner; and

(iv)           NSULC, ASC and the Partnership shall enter into the Initial Partnership Agreement.

(b)           Additional ASC Contribution.  Upon the terms and subject to the conditions of this Agreement and the ASC Contribution Agreement, as of the day immediately following the Formation Date, ASC and the Partnership shall enter into the Initial ASC License Agreement, and ASC shall assign, transfer and deliver to the Partnership, its successors and assigns all of the right, title and interest of ASC in and to:

(i)           the Copyrights and Trademarks set forth on Schedule 6.2(b)(i) attached hereto (the “ASC Copyrights and Trademarks”);

(ii)           certain Databases of content, including vehicle data and vehicle images, as set forth on Schedule 6.2(b)(ii) attached hereto (the “ASC Databases”);

(iii)           the Contracts set forth on Schedule 6.2(b)(iii) attached hereto (the “ASC Contracts”);

(iv)           the Software set forth on Schedule 6.2(b)(iv) attached hereto (the “ASC Software”);

(v)           the hardware set forth on Schedule 6.2(b)(v) (the “ASC Hardware”);

(vi)           cash in the amount of $1.75 million, by bank draft payable to the order of the Partnership or by wire transfer of immediately available funds to an account previously designated in writing by the Partnership (which cash may be delivered on the first Business Day following the Closing Date);

(vii)           the assets set forth on Schedule 6.2(b)(vii) attached hereto; and

(viii)           any Books and Records relating to the foregoing assets described in this Section 6.2(b) (collectively, with the other assets described in this Section 6.2(b), the “ASC Assets”), including Books and Records containing such information as is necessary for the preparation for any Tax returns to be filed by the Partnership after the Closing Date or the determination of the Tax basis of the ASC Assets.

ASC and the Partnership intend that the transfer and licensing of the software listed on Exhibit A attached to the Initial ASC License Agreement pursuant to the terms and condition thereof, and the transfer of the ASC Assets, be treated for all purposes as a contribution of property to a partnership in exchange for an interest in the partnership governed by Section 97(2) of the Canadian Income Tax Act for Canadian tax purposes, and constitute a contribution of property to a partnership in a transaction qualifying for nonrecognition under Section 721 of the Code for U.S. tax purposes.

(c)           Issuance of Units.  On the day immediately following the Formation Date, ASC shall be issued 264,998 LP Units in consideration of the contribution of the ASC Assets, and the transfer and licensing of the software listed on Exhibit A attached to the Initial ASC License Agreement, to the Partnership.

(d)           Additional Actions.  On the day immediately following the Formation Date, ASC and NSULC shall enter into the ASC-NSULC Services Agreement; NSULC and the Partnership shall enter into the NSULC-LP Services Agreement; the Partnership will enter into the Internet Brands License Agreement with Internet Brands, Inc.; and Autodata and the Partnership will enter into the Autodata License Agreement.

(e)           Limited Activity.  During the period from the Formation Date to the Closing Date, no Party shall take any actions with respect to the Partnership other than customary organizational actions or actions contemplated by this Agreement.

(f)           Transfer Taxes.  All Transfer Taxes (A) incurred in connection with the contribution by NSULC described in Section 6.2(a)(ii) shall be paid by NSULC and (B) incurred in connection with the contributions by ASC described in Section 6.2(a)(ii) and Section 6.2(b) and the assignment, transfer and delivery of the ASC Assets shall be paid by ASC.  Each of NSULC and ASC shall, and each of them shall cause the Partnership to, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes.

6.3           Notice to Third Parties.  ASC, Autodata and DealerTrack shall cooperate to prepare, finalize and execute a mutually approved form of letter addressed to grantees, licensees, sublicensees, customers and any other third party which presently owns, controls or has any rights whatsoever in or relating to the ASC Assets, LP Autodata Assets or LP DealerTrack Assets, advising the same that (i) effective no later than the Closing Date, the Partnership will own all of ASC’s, Autodata’s and DealerTrack’s right, title and interest in and to such assets; and (ii) that the Partnership is entitled to receive all receipts, income, revenues or income derived therefrom; and requesting that thereafter, until further notice, they make payments of all sums thereafter otherwise due to ASC, Autodata or DealerTrack in respect thereof, and provide copies of all notices, claims or other correspondence, directly to the Partnership.  ASC, Autodata and DealerTrack shall cooperate in good faith to determine a timeline for the distribution of such notices to such third parties.

6.4           Exclusive Dealing.  From the date hereof until the earlier of the Final Closing or the termination of this Agreement, the Parties shall not, directly or indirectly, other than pursuant to the terms of this Agreement, (a) enter into any negotiations, discussions or agreements with any third parties, other than the other Parties and their respective representatives, with respect to an Alternative Transaction, or (b) solicit, accept, approve or facilitate any proposals or offers from any third parties, other than the other Parties and its respective representatives, with respect to an Alternative Transaction.

6.5           Conduct of Businesses.  From the date hereof to the earlier of the Final Closing or the termination of this Agreement, the Parties shall not, directly or indirectly, other than pursuant to the terms of this Agreement, permit any of their respective Subsidiaries or any of their or their Subsidiaries’, respective officers, directors, employees or agents or other representatives (including financial advisors, attorneys and consultants), acting on their behalf, to take any action to enter into any contract or agreement that would be prohibited under the terms of any of the Operations Documents, assuming for the purposes of this Section 6.5 that such Operations Documents were in full force and effect.

6.6           Employee Matters.

(a)           The Parties acknowledge and agree that certain employees (the “Identified Employees”) of the Autodata Parties and of DealerTrack to be mutually identified by the Parties prior to the Closing Date are expected to be offered employment with NSULC or the Partnership in connection with services to be provided by NSULC under the NSULC-LP Services Agreement and the business of the Partnership.  The Parties agree to use their respective reasonable efforts to ensure that NSULC and the Partnership will have sufficient personnel commencing on February 1, 2012, or on such later date as the Parties shall mutually agree (the “Employee Target Date”), to enable NSULC to fulfill its obligations under the NSULC-LP Services Agreement and for the Partnership to operate its business.  The Parties shall use their respective reasonable efforts to encourage those Identified Employees to whom offers of employment by NSULC or the Partnership are made to accept such offers of employment.  Effective on the Employee Target Date, offers of employment by the Partnership or NSULC, as applicable, shall have been extended to Identified Employees, and all such Identified Employees who accepted such offers of employment shall either have voluntarily resigned their employment effective as of the Employee Target Date with the Party that is their respective employer or shall have been terminated effective as of the Employee Target Date by the Party that is their respective employer and shall become employees of NSULC or the Partnership, as applicable, on the Employee Target Date (such employees who accept offers of employment with the Partnership or NSULC are referred to herein as the “Hired Employees”).

(b)           Each of the Autodata Parties and DealerTrack shall be responsible for (i) the payment of any and all wages and other remuneration due to its respective employees who become Hired Employees, including all bonus payments, vacation pay and personal leave time, if any, (ii) the payment of any and all termination, severance or pension-related payments due for the period prior to such employees becoming Hired Employees and the provision of any and all notices required under any benefit plan and the provision of health plan continuation coverage, if any, in clauses (i) and (ii) due for the period prior to such employees becoming Hired Employees, and (iii) the provision of notice pursuant to the Worker Adjustment and Retraining Notification Act and comparable statutes at the state level or in other jurisdictions (collectively, “WARN”), if applicable, and any and all payments to employees required under WARN in the event sufficient notice under such statutes has not been given (a Party’s respective such liabilities and obligations, “Employee Liabilities”).

(c)           Each of the Autodata Parties and DealerTrack shall deliver or cause to be delivered to NSULC and the Partnership, as applicable, copies, duplicates or extracts of their respective books and records relating to payroll, vacation accrual and other employment and human resources records and matters in respect of Hired Employees, to the extent not prohibited by law, and shall otherwise use their respective reasonable best efforts to facilitate the transition of employment of Hired Employees to NSULC or the Partnership, as applicable.

6.7           Continuity and Maintenance of Operations.  Until the consummation of the Final Closing, each Party agrees to use its reasonable efforts consistent with its past practices and policies to (a) preserve intact in all material respects those assets of its present business operations expected to be made available (through service or license agreements or otherwise) or contributed to the Partnership at the Closings, (b) retain in all material respects the services of such Party’s employees or independent contractors who are expected to render services to the Partnership or who are otherwise expected to be an integral part of the services to be provided by such Party to the Partnership, and (c) preserve in all material respects its relationships with customers, suppliers, vendors, distributors, licensors, licensees, and others having material business relationships in connection with that portion of such Party’s business operations expected to be made available (through services or license agreements or otherwise) or contributed to the Partnership at the Closings.

6.8           Confidentiality.  The disclosure and exchange of Confidential Information (as defined in the NDA) among the Parties shall be governed by the terms of the NDA until the Final Closing.

6.9           Publicity; Press Releases.  Prior to any public announcement, whether by press release or otherwise, with respect to the existence or subject matter of this Agreement, the other Transaction Documents or the Operations Documents, the Parties shall consult with one another regarding the context of such disclosure and consider in good faith any reasonable comments of the other party on such disclosure, except to the extent otherwise required by applicable Law.  Any legally compelled disclosures shall be governed by Section 6.10 below.

6.10           Legally Compelled Disclosures.

(a)           In the event that a Party is required by applicable Law to disclose any of the Transaction Documents (but excluding this Agreement) or Operations Documents, the Party shall make such disclosure in compliance with the provisions of Section 6.10.  The Party required to make such disclosure shall promptly provide notice to the other Parties of such disclosure requirement.  The disclosing Party shall furnish for disclosure only that portion of information that is legally required to be disclosed and, with respect to information that would reasonably be considered to be competitively sensitive were it to be publicly disclosed shall exercise its reasonable efforts to seek confidential treatment (but only if confidential treatment is available under applicable Law for such information) in respect of such information to the extent reasonably requested by any other Party and to the maximum extent permitted by Law.  The disclosing Party shall (a) provide the other Parties with drafts of any documents or other filings in which it is required to disclose the Transaction Documents (but excluding this Agreement), the Operations Documents or any other confidential information subject to the terms of this Agreement (i) at least two (2) Business Days (or, if two (2) Business Day is not commercially practicable, a lesser time period as is practicable under the circumstances) prior to the filing or disclosure thereof for any matter to be filed with the Commission as a Current Report on Form 8-K, and (ii) at least five (5) Business Days (or, if five (5) Business Days is not commercially practicable, a lesser time period as is practicable under the circumstances) prior to the filing or disclosure for any other matter required to be filed with the Commission or any other Governmental Authority, except for matters, financial or otherwise, that the disclosing Party would ordinarily or routinely disclose regarding the Company and the Partnership in filings with the Commission or other Governmental Authority, including, without limitation, Quarterly Reports filed on Form 10-Q, Annual Reports filed on Form 10-K, and Proxy Statements filed on Schedule 14A with the Commission, and (b) shall make any changes to such materials reasonably requested by the other Parties to the extent permitted by Law.

(b)           Any information provided by a disclosing Party pursuant to this Section 6.10 to the other Parties shall, from and after the date of this Agreement, be kept as confidential by the receiving Party and remain confidential, and shall not be used or disclosed or otherwise released by the receiving Party to any other Person (other than another Party hereto), without the prior written consent of the disclosing Party, unless and only to the extent (i) such disclosure is required by law, subpoena or legal process, and then only after providing prior notice to the disclosing Party, to the extent permitted under applicable law, of the request for such disclosure and of the disclosure that the receiving Party intends to make and using commercially reasonable efforts to prevent or limit the required disclosure, (ii) such information was made available to the receiving Party by a third party without a duty of confidentiality with respect to such information, or (iii) such information was already available, or becomes available, to the public other than as a result of a breach by the receiving Party of this Section 6.10(b).

6.11           Tax Matters.  The Parties shall cooperate in a good faith, commercially reasonable manner to maximize the Tax benefits or minimize the Tax costs of the Partnership and of the Parties or their Affiliates with respect to the activities of the Partnership, consistent with the overall purpose of the transactions contemplated hereby.  Without limiting the foregoing, the Parties intend that all contributions to the Company or the Partnership contemplated by this Agreement shall qualify for nonrecognition under Section 721 of the Code.

6.12           Further Assurances; Future Cooperation.

(a)           From time to time, including on and after the Final Closing, each Party shall and shall cause its Affiliates to (a) take, or cause to be taken, all actions, (b) do, or cause to be done, all things, and (c) execute, acknowledge and deliver all additional certificates, documents, instruments, agreements or further assurances, in each case reasonably necessary, proper or advisable or as another Party may reasonably request to consummate or implement the transactions contemplated by this Agreement and the other Transaction Documents and Operations Documents, and to carry out, evidence, enforce and confirm the intended purposes of this Agreement and the other Transaction Documents and Operations Documents.  No delivery of supplemental documents or other actions taken by any Party in fulfillment of their obligations under this Section 6.12 shall, in any way, reduce, waive or derogate from such Party’s representations, warranties, covenants or other agreements or the effect thereof, or the other Party’s right to rely thereon, or from the indemnity obligations as provided in this Agreement.

(b)           Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with any audit, litigation, or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees to retain all books and records that are relevant to the determination of the Tax liabilities pertinent to the assets to be contributed by the Parties pursuant to ARTICLE 2 above until the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Tax Authority.

6.13           Post-Closing Transfers.  Each Party acknowledges and agrees that it is the intent of all of the Parties hereto that any and all properties, assets and rights of such Party and any and all properties, assets and rights of such Party’s Affiliates that are used, held for use or contemplated to be used in the Business will be duly contributed and transferred to the Partnership in accordance with the terms hereof.  Without limiting any Party’s representations and warranties herein or the other Parties’ rights or remedies hereunder, if and to the extent that it is determined that a Party (or any of their respective Affiliates) owns, controls or otherwise holds any properties, assets (tangible or intangible) or rights, in whole or in part, that were intended to be transferred to the Partnership but were not so transferred, then such Party or the relevant Person shall as promptly as practicable provide the Partnership and the other Parties with all information, original files and books and records pertaining to such property, asset or right and shall promptly take (or cause to be taken) any and all actions, and execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) to the Partnership all instruments of conveyance and transfer reasonably requested by the Company to transfer to the Partnership all of the right, title and interest of such Person in and to such property, asset or right, free and clear of any Encumbrance (other than Permitted Exceptions).  Further, in such instruments of conveyance and transfer, such Party and whichever of its Affiliates is party to such instruments, shall be deemed to make, mutatis mutandis, as of the date of transfer, all representations and warranties set forth in this Agreement applicable to any and all properties, assets or rights contributed by the Parties or any of their respective Affiliates.

6.14           Misdirected Payments.  If, at any time after the Closing Date, any Autodata Party or DealerTrack shall receive any amounts payable to another Party pursuant to any of the ASC Contracts, Autodata Contracts or DealerTrack Contracts or other rights to payment under any Operations Documents, then such Party shall hold such funds in trust for, and shall promptly remit such funds to, the Partnership immediately upon receipt thereof.

6.15           Use of Chrome Name.  Following the Closing Date, DealerTrack and its Affiliates shall be permitted to use the “Chrome” name in connection with their respective businesses for a reasonable period of time (not to exceed 90 days following the Closing Date).  Following the 90th day after the Closing Date, DealerTrack and its Affiliates shall cease the broad public use of the “Chrome” name in connection with their respective businesses (other than in the manner that the “Chrome” name has been used in the past in connection with the sale or promotion of products or services of DealerTrack or its Affiliates (the “Permitted Use”)), and by the 180th day after the Closing Date, DealerTrack shall, and shall cause Chrome and its other Affiliates to, change the names of any Affiliates of DealerTrack that contain the word “Chrome” to another corporate name that does not include such name, any derivation thereof and any related Trademarks, and not to put into broad public use (other than the Permitted Use) after the Closing Date any such items and materials not in existence on the Closing Date that bear such name, any derivation thereof and any related Trademark.

ARTICLE 7
CONDITIONS TO ASC’S, AUTODATA’S,
AND NSULC’S OBLIGATIONS

           The obligation of the Autodata Parties and NSULC to consummate the transactions contemplated hereby, and to take the other actions to be taken by them at the Closings, is subject to the fulfillment or waiver of each of the following conditions:

7.1           Representations and Warranties.  The representations and warranties of  DealerTrack contained in ARTICLE 5 shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the date of this Agreement (unless the inaccuracy or inaccuracies as of such date which would otherwise result in a failure of this condition have been cured as of the Closings) and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct in all material respects or true and correct, as the case may be, as of such date).

7.2           Covenants.  DealerTrack shall have complied in all material respects with all of its covenants and obligations required to be performed by it under this Agreement at or prior to each Closing.

7.3           Litigation.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the transactions contemplated hereby (each, a “Governmental Prohibition”), and no Person shall have instituted any Proceeding seeking any Governmental Prohibition that, if enacted, issued, promulgated, enforced or entered, would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the consummation of the transactions contemplated hereby.

7.4           Governmental Approvals.  All notices, reports, registrations and other filings with, and all consents, approvals and authorizations from, any Governmental Authority shall have been made or obtained, as the case may be, except for any such notices, reports, registrations, filings, consents, approvals and authorizations the failure of which to make or obtain would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by DealerTrack of DealerTrack’s obligations hereunder or the consummation of the transactions contemplated hereby.

7.5           Third-Party Consents.  DealerTrack shall have procured all of the Consents set forth on Schedule 7.5 attached hereto.

7.6           Lender Consents.

(a)           The Autodata Parties shall have procured all of the Consents of the lenders, holders, payees or beneficiaries of indebtedness for borrowed money under the credit facilities set forth on Schedule 7.6 attached hereto, and shall have entered into amendments of such credit facilities with such lenders, holders, payees or beneficiaries, as are reasonably satisfactory to the Autodata Parties and their Affiliates.

(b)           DealerTrack shall have procured all of the Consents of the lenders, holders, payees or beneficiaries of indebtedness for borrowed money under the credit facilities set forth on Schedule 8.6 attached hereto, and shall have entered into amendments of such credit facilities with such lenders, holders, payees or beneficiaries, as are reasonably satisfactory to DealerTrack and its Affiliates.

7.7           Closing Deliveries.  DealerTrack, the Company and the Partnership shall have made the deliveries set forth in ARTICLE 3 for each respective Closing.

ARTICLE 8
CONDITIONS TO DEALERTRACK’S OBLIGATIONS

           The obligation of DealerTrack to consummate the transactions contemplated hereby, and to take the other actions to be taken by it at the Closings, is subject to the fulfillment or waiver of each of the following conditions:

8.1           Representations and Warranties.  The representations and warranties of the Autodata Parties contained in ARTICLE 4 shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the date of this Agreement (unless the inaccuracy or inaccuracies as of such date which would otherwise result in a failure of this condition have been cured as of the Closings) and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct in all material respects or true and correct, as the case may be, as of such date).

8.2           Covenants.  Each Autodata Party and NSULC shall have complied in all material respects with all of its respective covenants and obligations required to be performed by it under this Agreement at or prior to each Closing.

8.3           Litigation.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition, and no Person shall have instituted any Proceeding seeking any Governmental Prohibition that, if enacted, issued, promulgated, enforced or entered, would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the consummation of the transactions contemplated hereby.

8.4           Governmental Approvals.  All notices, reports, registrations and other filings with, and all consents, approvals and authorizations from, any Governmental Authority shall have been made or obtained, as the case may be, except for any such notices, reports, registrations, filings, consents, approvals and authorizations the failure of which to make or obtain would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by any Autodata Party or NSULC of its obligations hereunder or the consummation of the transactions contemplated hereby.

8.5           Third-Party Consents.  Each of ASC and Autodata shall have procured all of the Consents set forth on Schedule 8.5 attached hereto.

8.6           Lender Consents.

(a)           The Autodata Parties shall have procured all of the Consents of the lenders, holders, payees or beneficiaries of indebtedness for borrowed money under the credit facilities set forth on Schedule 7.6 attached hereto, and shall have entered into amendments of such credit facilities with such lenders, holders, payees or beneficiaries, as are reasonably satisfactory to the Autodata Parties and their Affiliates.

(b)           DealerTrack shall have procured all of the Consents of the lenders, holders, payees or beneficiaries of indebtedness for borrowed money under the credit facilities set forth on Schedule 8.6 attached hereto, and shall have entered into amendments of such credit facilities with such lenders, holders, payees or beneficiaries, as are reasonably satisfactory to DealerTrack and its Affiliates.

8.7           Closing Deliveries.  Each of ASC, Autodata, NSULC, the Company and the Partnership shall have made the deliveries set forth in ARTICLE 3 for each respective Closing.

ARTICLE 9
TERMINATION

9.1           Generally.  This Agreement may be terminated by mutual written consent of Autodata and DealerTrack or by written notice given prior to the Closing in the manner hereinafter provided as follows:

(a)           by either Autodata or DealerTrack, if all of the Closings shall not have occurred on or before the date that is six months after the date hereof (or such other date as may have been agreed upon in writing by Autodata and DealerTrack), other than as a result of the terminating party’s default under this Agreement;

(b)           by Autodata, if DealerTrack is in breach of this Agreement in any material respect and (i) DealerTrack has failed to cure such breach within thirty days of the receipt by DealerTrack of written notice of such breach from Autodata or (ii) if such breach cannot reasonably be cured by DealerTrack within such thirty-day period, DealerTrack has failed to commence the curing of such breach within such thirty-day period and thereafter use commercially reasonable efforts to cure such breach as promptly as practicable;

(c)           by DealerTrack, if any Autodata Party or NSULC is in breach of this Agreement in any material respect and (i) such Person has failed to cure such breach within thirty days of the receipt by such Person of written notice of such breach from DealerTrack or (ii) if such breach cannot reasonably be cured by such Person within such thirty-day period, such Person has failed to commence the curing of such breach within such thirty-day period and thereafter use its commercially reasonable efforts to cure such breach as promptly as practicable; or

(d)           by either Autodata or DealerTrack, if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition.

9.2           Effect of Termination.  The rights of termination under Section 9.1 are in addition to any other rights the Autodata Parties and DealerTrack may have under this Agreement and the exercise of a right of termination will not be deemed an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Autodata Parties, NSULC and DealerTrack under this Agreement will terminate, except that the obligations in Sections 6.8 (Confidentiality), 6.9 (Publicity; Press Releases), 6.10 (Legally Compelled Disclosures), 11.2 (Notices), 11.3 (Choice of Law), 11.4 (Enforcement; Dispute Resolution), 11.5 (Jurisdiction; Venue; No Trial by Jury), 11.11 (Third-Party Beneficiaries), and 11.12 (Expenses) shall survive the termination of this Agreement; provided, however, that (a) if this Agreement is terminated by Autodata because of a breach of this Agreement by DealerTrack or because one or more of the conditions to the Autodata Parties’ and NSULC’s obligations to consummate the transactions contemplated hereby is not satisfied as a result of DealerTrack’s failure to comply with its obligations under this Agreement, the Autodata Parties’ and NSULC’s rights to pursue remedies (consistent with this Agreement) shall survive such termination unimpaired, and (b) if this Agreement is terminated by DealerTrack because of a breach of this Agreement by an Autodata Party or NSULC or because one or more of the conditions to DealerTrack’s obligations to consummate transactions contemplated hereby is not satisfied as a result of an Autodata Party’s or NSULC’s failure to comply with its obligations under this Agreement, DealerTrack’s right to pursue remedies (consistent with this Agreement) shall survive such termination unimpaired.

ARTICLE 10
INDEMNIFICATION; REMEDIES

10.1           Survival.  The covenants and agreements contained herein (other than covenants and agreements to be performed after the Closings) shall expire on the Closing Date, and each covenant and agreement contained herein to be performed after the Closings shall expire immediately following the two-year anniversary of the date on which such covenant or agreement is to be performed.  The representations and warranties contained in this Agreement shall survive the Closings and continue in full force and effect for the two-year period immediately following the Closing Date.  Immediately following the last day of such survival period (the “Survival End Date”), such representations and warranties shall expire automatically.  If written notice of a claim has been given in accordance with Section 10.2(c) prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.  Following the expiration of a representation, warranty, covenant or agreement, no claim, action, suit or Proceeding may be initiated by any DealerTrack Indemnified Party or Autodata Indemnified Party with respect thereto, regardless of any statute of limitations period that would otherwise apply.  Subject to ARTICLE 9, for the avoidance of doubt, this ARTICLE 10 shall survive indefinitely and claims in respect of Retained Autodata Liabilities and Retained DealerTrack Liabilities shall not expire hereunder.

10.2           Indemnification.  Subject to Sections 10.1 and 10.3:

(a)           BY AUTODATA PARTIES. From and after the Closing Date, each Autodata Party (each, an “Autodata Indemnitor”), jointly and severally, shall indemnify, save and hold harmless DealerTrack, the Company, the Partnership and their respective successors and permitted assigns and each of the foregoing’s respective directors, officers, managers, employees and agents (collectively, the “DealerTrack Indemnified Parties”) from and against Damages incurred by the DealerTrack Indemnified Parties arising out of or resulting from, without duplication, (i) the breach of any representation or warranty made by an Autodata Indemnitor or by NSULC under ARTICLE 4 hereunder, (ii) the breach of any covenant or agreement herein to be performed by such Autodata Indemnitor, (iii) the breach of any covenant or agreement herein to be performed by NSULC on and prior to the Closing Date, or (iv) the Retained Autodata Liabilities; provided, that such Autodata Indemnitor shall not have any obligation hereunder with respect to any breach set forth in clause (i), (ii) or (iii) above unless the DealerTrack Indemnified Parties have made a claim for indemnification pursuant to Section 10.2(c) and (A) with respect to a breach of a representation or warranty or a breach of a covenant or agreement to be performed at or prior to the Closings, such claim is made prior to the Survival End Date, and (B) with respect to a breach of a covenant or agreement to be performed after the Closings, such claim is made during the two-year period immediately following the date on which such covenant or agreement is to be performed; and provided, further, that such Autodata Indemnitor shall not have any obligation hereunder with respect to any liability in respect of an amount described in clause (iv) above unless the DealerTrack Indemnified Parties have made a claim for indemnification pursuant to Section 10.2(c); and provided, further, that for the avoidance of doubt clause (iv) above shall not be subject to any time limitation in which a claim for indemnification may be brought.

(b)           By DealerTrack.  From and after the Closing Date, DealerTrack shall indemnify, save and hold harmless the Autodata Indemnitors, the Company, the Partnership and their respective successors and permitted assigns and each of the foregoing’s respective directors, officers, managers employees and agents (collectively, the “Autodata Indemnified Parties”) from and against Damages incurred by the Autodata Indemnified Parties arising out of or resulting from, without duplication: (i) the breach of any representation or warranty made by DealerTrack in ARTICLE 5 hereunder, (ii) the breach of any covenant or agreement herein to be performed by DealerTrack, or (iii) the Retained DealerTrack Liabilities; provided, that DealerTrack shall not have any obligation hereunder with respect to any breach set forth in clause (i) or (ii) above unless the Autodata Indemnified Parties have made a claim for indemnification pursuant to Section 10.2(c) and (A) with respect to a breach of a representation or warranty or a breach of a covenant or agreement to be performed at or prior to the Closings, such claim is made prior to the Survival End Date, and (B) with respect to a breach of a covenant or agreement to be performed after the Closings, such claim is made during the two-year period immediately following the date on which such covenant or agreement is to be performed; and provided, further; that DealerTrack shall not have any obligation hereunder with respect to any liability in respect of an amount described in clause (iii) above unless the Autodata Indemnified Parties have made a claim for indemnification pursuant to Section 10.2(c); and provided, further, that for the avoidance of doubt clause (iii) above shall not be subject to any time limitation in which a claim for indemnification may be brought.

(c)           Procedure.  Any party seeking indemnification under this Section 10.2 (an “Indemnified Party”) shall give the party or parties from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2 (it being understood that, for the avoidance of doubt, with respect to Retained Autodata Liabilities or Retained DealerTrack Liabilities, notice may also be given at or after such time, if any, as Damages occur or are incurred with respect to such Retained Autodata Liabilities or Retained DealerTrack Liabilities), which notice shall include a good-faith estimate of the amount of Damages for which the Indemnified Party is seeking indemnification from the Indemnifying Party, calculated in accordance with Section 10.3.  The liability of an Indemnifying Party under this Section 10.2 with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in this Section 10.2 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:  If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within five (5) Business Days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 10.2, except to the extent the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at the Indemnifying Party’s expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided, further, that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel are necessary or advisable for the conduct of such Proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any such local counsel).  If the Indemnifying Party shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that the Indemnified Party shall keep the Indemnifying Party reasonably informed with respect to such action and any determinations made with respect thereto, and that in settling any action in respect of which indemnification is payable under this ARTICLE 10, the Indemnified Party shall act reasonably and in good faith and shall not so settle such action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party as the case may be, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder.  No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party, without the written consent of the Indemnifying Party.

(d)           Definition of Damages.  The term “Damages” means any and all costs, losses, Taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of Third Party Claims), including reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing.  NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY HERETO SHALL BE REQUIRED TO INDEMNIFY OR HOLD HARMLESS ANY OTHER PARTY HERETO OR OTHERWISE COMPENSATE ANY INDEMNIFIED PARTY HERETO FOR DAMAGES WITH RESPECT TO MENTAL OR EMOTIONAL DISTRESS, OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, LOST PROFITS, SPECIAL, PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES.

(e)           Payment for indemnification obligations arising under this Section 10.2 shall be subject to the limitations set forth in Section 10.3.  The Parties acknowledge an agree that, following the Final Closing, the sole and exclusive remedy of the Parties with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE 10, other than claims with respect to fraud or intentional misrepresentation.

10.3           Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a)           no amount shall be payable by any Autodata Indemnitor pursuant to Sections 10.2(a)(i), 10.2(a)(ii) or 10.2(a)(iii) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Sections 10.2(a)(i), 10.2(a)(ii) and 10.2(a)(iii) exceeds $100,000, and then only for the amount by which such Damages exceed such threshold amount;

(b)           no amount shall be payable by DealerTrack pursuant to Sections 10.2(b)(i) or 10.2(b)(ii) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Sections 10.2(b)(i) and 10.2(b)(ii) exceeds $100,000, and then only for the amount by which such Damages exceed such threshold amount;

(c)           the maximum aggregate amount of Damages for which indemnity may be recovered by the DealerTrack Indemnified Parties from any Autodata Indemnitor pursuant to Sections 10.2(a)(i), 10.2(a)(ii) and 10.2(a)(iii) shall be $3,000,000;

(d)           the maximum aggregate amount of Damages for which indemnity may be recovered by the Autodata Indemnified Parties from DealerTrack pursuant to Sections 10.2(b)(i) and 10.2(b)(ii) shall be $3,000,000;

(e)           no DealerTrack Indemnified Party or Autodata Indemnified Party shall be entitled to any indemnification pursuant to this Article 10 as a result of, or based upon or arising from, any claim for Damages or liability to the extent that such claim for Damages or liability is reflected in Autodata Closing Working Capital or DealerTrack Closing Working Capital;

(f)           the amount of any Damages claimed by any DealerTrack Indemnified Party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto (it being agreed that, promptly after the realization of any such reductions of Damages pursuant hereto, such DealerTrack Indemnified Party shall reimburse the Autodata Indemnitors for such reduction in Damages for which such DealerTrack Indemnified Party was indemnified prior to the realization of such reductions of Damages);

(g)           the amount of any Damages claimed by any Autodata Indemnified Party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto (it being agreed that, promptly after the realization of any such reductions of Damages pursuant hereto, such Autodata Indemnified Party shall reimburse the DealerTrack Indemnitors for such reduction in Damages for which such Autodata Indemnified Party was indemnified prior to the realization of such reductions of Damages);

(h)           an Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Damages;

(i)           in determining the amount of indemnification due under Section 10.2, all payments shall be reduced by any Tax benefit actually realized by the Indemnified Party on account of the underlying claim prior to the indemnity payment being made or, if such benefit is actually realized subsequent to the indemnity payment being made, the amount of such benefit shall be paid over to the Indemnifying Party at such time as such benefit is actually realized;

(j)           if an Indemnified Party recovers Damages from an Indemnifying Party under Section 10.2, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party, other than a third party with whom the Indemnified Party has a material business agreement or arrangement, with respect to such recovered Damages, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.

10.4           Mitigation.  Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages for which it may claim indemnification under this ARTICLE 10.  To the extent that the operations of the Partnership, the Company or their Subsidiaries after the Closings are determined by a court of competent jurisdiction or arbitral authority to have contributed to or aggravated any Damages as to which indemnification is available under this ARTICLE 10, the court shall ascertain the amount, if any, by which such operations have contributed to or aggravated any such Damages and may reduce the Indemnitor’s indemnification obligation by such amount.

10.5           Reliance by the Partnership.  The Parties hereby agree that, to the extent any of the representations and warranties of the Autodata Parties and DealerTrack set forth in ARTICLE 4 and ARTICLE 5 above, respectively, relates to any Transaction Document to which the Partnership or the Company is or shall be a party, such representations and warranties shall be deemed to have been made to the Partnership and the Company; provided, however, that (a) if the Partnership or the Company pursues any claim against DealerTrack for an alleged breach of representation or warranty, and a Governmental Authority denies the claim made by the Partnership or the Company, the Autodata Parties shall reimburse the Partnership and the Company for all costs associated with pursuing such claim, and (b) if the Partnership or the Company pursues any claim against any Autodata Party for an alleged breach of representation or warranty, and a Governmental Authority denies the claim made by the Partnership or the Company, DealerTrack shall reimburse the Partnership and the Company for all costs associated with pursuing such claim.

10.6           Treatment of Indemnification Payment.  Any payment by an Indemnifying Party to the Partnership, the Company, NSULC or any Indemnified Party made under this ARTICLE 10 will be treated as capital contributions to the Partnership or distributions from the Partnership for U.S. federal income tax purposes, provided that such payments will not affect the capital account of, any other contributions to be made by, or the distributions or allocations to be made to the Indemnifying Partner under the Partnership Agreement.

ARTICLE 11
GENERAL PROVISIONS

11.1           Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.  The parties hereto acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

11.2           Notices.  All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by facsimile transmission or internationally recognized courier, to the parties at the following addresses or facsimile numbers:

If to ASC, Autodata or, as of or prior to the Closing, NSULC, addressed to:

Autodata Solutions Company
345 Saskatoon Street
London, Ontario, N5W 4R4
Attention: Maureen J. Morton, SVP, Legal Affairs
Telephone: 519-451-2323
Facsimile: 519-451-6615

with a copy to:

Internet Brands, Inc.
909 N. Sepulveda Boulevard, 11th Floor
El Segundo, California  90245
Attention: B. Lynn Walsh, Exec. VP and General Counsel
Telephone: 310-280-4361
Facsimile: 310-280-4335

If to NSULC following the Final Closing, addressed to:

AutoChrome Company
345 Saskatoon Street
London, Ontario, N5W 4R4
Attention: Maureen J. Morton, SVP, Legal Affairs
Telephone: 519-451-2323
Facsimile: 519-451-6615

with a copy to:

Internet Brands, Inc.
909 N. Sepulveda Boulevard, 11th Floor
El Segundo, California  90245
Attention: B. Lynn Walsh, Exec. VP and General Counsel
Telephone: 310-280-4361
Facsimile: 310-280-4335

If to DealerTrack, addressed to:

Chrome Systems, Inc.
1111 Marcus Avenue
Suite M04
Lake Success, New York 11042
Attention:  Gary Papilsky, Esq.
Facsimile:  516-908-4958

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Paul Scrivano, Esq.
Facsimile: 212-326-2061

All such notices, requests and other communications shall (i) if delivered by facsimile transmission, be deemed given upon electronic confirmation of receipt, and (ii) if delivered personally or by internationally recognized courier, be deemed given upon actual receipt by the person to receive delivery.  Any Party may from time to time change its or his address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other Parties.

11.3           Choice of Law.  This Agreement and the rights of the Parties hereunder shall be governed by and interpreted in accordance with Delaware law without reference to any conflicts of laws provisions thereof.

11.4           Enforcement; Dispute Resolution.

(a)           Pre-Closing Disputes.  The Parties agree that, prior to the Closing, irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) or were otherwise breached or violated by the Parties.  The Parties agree and acknowledge that, prior to the Closing, each of the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by another Party and to enforce specifically the terms and provisions hereof against the other Parties, in addition to any other remedy to which such Party is entitled at law or in equity.  Each of the Parties agrees and acknowledges that such Party will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  In seeking an injunction or injunctions pre-Closing to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, no Party shall be required to provide any bond or other security.

(b)           Post-Closing Disputes.

(i)           The Parties agree that, following the Closing and except as otherwise set forth in Section 3.7 above and Section 11.4(c) below, any and all disputes, claims or controversies arising out of or relating to this Agreement, including, without limitation, any and all disputes, claims or controversies arising out of, in connection with or relating to (i) the relationship between or among the Parties hereunder, (ii) any Party’s rights or obligations hereunder, (iii) the validity or scope of any provision of this Agreement, (iv) whether a particular dispute, claim or controversy is subject to arbitration under this Section 11.4(b), or (v) the power and authority of any arbitrator selected hereunder, shall be resolved through the procedures set forth in Sections 11.4(b)(ii), 11.4(b)(iii), and 11.4(b)(iv):

(ii)           In the event that any dispute, claim or controversy arising out of or relating to this Agreement is not solved by mutual agreement among the Parties, including the scope or applicability of this agreement to arbitrate, any Party may require another Party to submit the reasons for its position in a non-privileged writing to the Board of Directors of the Company, with a copy to the other Parties, and to enter into good-faith negotiations with the other Parties and the Directors for a period of thirty days following the date of such submission, in order to attempt to resolve such dispute, claim or controversy.

(iii)           If such dispute, claim or controversy cannot be resolved within such thirty-day period, any Party may elect to submit such dispute, claim or controversy to Judicial Arbitration and Mediation Services, Inc. (including its successor, “JAMS”) for mediation.  If any Party so elects, the other Parties shall submit to mediation to be held in Chicago, Illinois.  The Parties shall cooperate with each other and JAMS in selecting a mediator from JAMS’ panel of neutrals for Chicago, Illinois and in scheduling prompt mediation proceedings.  If the Parties have not agreed on a mediator within one week of the mediation demand, JAMS shall be authorized to appoint a mediator forthwith.  All offers, promises, conduct and statements, whether oral or written, made as part of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, will be confidential, privileged, not subject to discovery, and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.  The mediator shall not have authority to impose a settlement upon the Parties, but will attempt to help them reach a mutually satisfactory resolution.  The mediator shall end the mediation whenever, in such mediator’s mind, further efforts at mediation would not contribute to a resolution of the submitted dispute, claim or controversy, or any Party may end the mediation if such mediation has continued for at least forty-five days without the Parties’ reaching a mutually satisfactory resolution.

(iv)           If mediation does not result in an amicable resolution following such thirty-day period, the dispute, claim or controversy shall be submitted to final and binding arbitration before JAMS pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq.  For purposes of this Section 11.4(b)(iv), the parties to any such dispute, claim or controversy shall be deemed to be divided into two opposing disputing parties (each, a “Disputing Party”).  Any Disputing Party may commence the arbitration process by filing a written demand for arbitration with JAMS and delivering a copy of such demand to the other Disputing Party (including all of the constituent members thereof) in accordance with the notice procedures set forth in JAMS rules. The arbitration shall take place in Chicago, Illinois, and shall be conducted in accordance with the provisions of JAMS Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration.  The Disputing Parties shall cooperate with each other and JAMS in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings.  The Disputing Parties shall cooperate with each other and JAMS in good faith to select such individual as may be available from JAMS’ panel of neutrals, preferably with experience in adjudicating matters under the laws of the State of Delaware if such an individual is reasonably available at the time and location of the arbitration, to be the arbitrator.  If agreement is not reached on an available arbitrator within ten days of the date of the arbitration demand, then JAMS shall implement a procedure for selection of the arbitrator.  The Disputing Parties shall participate in the arbitration in good faith.

(1)           The Disputing Parties shall be entitled to undertake reasonable and cost-effective discovery in the arbitration; provided, that discovery shall not exceed (i) two fact witness depositions plus the depositions of any expert witnesses designated by the other party or parties, (ii) ten document requests, and (iii) ten requests for admissions, in each case, for each Disputing Party; and provided, further that additional discovery may be permitted to the extent such additional discovery is found reasonably necessary and ordered by the arbitrator under the JAMS Rules.

(2)           No later than sixty calendar days after the close of the presentation of evidence in the arbitration hearing or hearings for the arbitration, the arbitrator shall issue its decision, which shall be in writing and accompanied by an opinion setting forth the arbitrator’s findings of facts and conclusions of law.  The arbitrator shall have no power to (i) modify any of the provisions of this Agreement, (ii) make an award or impose a remedy that is not available to a Delaware state court, (iii) make an award or impose a remedy in favor of a Disputing Party that was not requested by such Disputing Party, or (iv) make an award or impose a remedy in the nature of punitive, exemplary, special or other similar damages (and all such damages are hereby waived by the Parties), and the jurisdiction of the arbitrator is limited accordingly.  To the extent permitted by law, the arbitrator shall have the power to order injunctive relief, and shall expeditiously act on any petition for such relief.

(3)           The arbitrator may, in its sole discretion, require the nonprevailing Disputing Party to pay for some or all of (i) the reasonable out-of-pocket costs and reasonable legal fees incurred by the prevailing Disputing Party in connection with the arbitration and (ii) the costs and fees charged by the arbitrator in connection with the arbitration.  Subject to the immediately preceding sentence, each Disputing Party shall pay one-half of the costs and fees charged by the arbitrator in connection with the arbitration.

(4)           The details of any arbitration pursuant to this Section 11.4(b)(iv), including the existence or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided, that the Disputing Parties (including any constituent member thereof) may make such disclosures as are required by applicable law or legal process or to the extent reasonably necessary for confirmation of an award if not promptly satisfied; and provided, further that the Disputing Parties (including any constituent member thereof) may make such disclosures to their respective attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 11.4(b)(iv) and who are obligated to keep such information confidential to the same extent as such party.  If any Disputing Party (including any constituent member thereof) receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such Disputing Party shall (i) promptly notify the other Disputing Party and (ii) reasonably cooperate with the other Disputing Party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.

(c)           The provisions of this Section 11.4 may be enforced by any court of competent jurisdiction, and, to the extent permitted by law, the Party seeking enforcement shall be entitled to an award, if successful, of all fees, costs and expenses, including, without limitation, attorneys’ fees, to be paid by the Party against whom enforcement is ordered.  Notwithstanding any provision of this Agreement to the contrary, including Section 11.4(b) above, a Party, including a Disputing Party awaiting a final determination on the merits by the arbitrator, shall be entitled to seek a restraining order or a preliminary injunction in any court of competent jurisdiction to prevent any violation of the provisions of this Agreement, and each Party hereby consents that such a restraining order or preliminary injunction may be granted without the necessity of posting any bond.

11.5           Jurisdiction; Venue; No Trial by Jury.

(a)           Each of the Parties (i) shall submit itself to the non-exclusive jurisdiction of any federal or state court located in the State of Delaware having subject matter jurisdiction in the event of any dispute falling in whole or in part within Section 11.4 above, (ii) agrees that venue will be proper as to proceedings brought in any such court with respect to such a dispute, (iii) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court.  With respect to any such action, service of process upon any Party in the manner provided in Section 11.2 for the giving of notices shall be deemed, in every respect, effective service of process upon such Party.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5(b).

11.6           Entire Agreement.  This Agreement and the other Transaction Documents set forth the entire agreement of the parties hereto and thereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings of the parties hereto in connection therewith, including the Letter Agreement but excluding, for the avoidance of doubt, the Operations Documents.  The Letter Agreement is hereby terminated, null and void, and of no further effect, and there shall be no further liability, obligation or amounts due thereunder on the part of any party thereto.

11.7           Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

11.8           Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any Party will impair or affect the right of such Party thereafter to exercise the same.  Any extension of time or other indulgence granted to any Party will not otherwise alter or affect any power, remedy or right with respect to any other Party, or the obligations of the Party to whom such extension or indulgence is granted.

11.9           Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

11.10           No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties and any attempt to do so shall be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.11           Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties, their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Persons any legal or equitable right, benefit, or remedy of any nature whatsoever, except as expressly set forth herein and except that the Company and the Partnership shall be deemed third-party beneficiaries of this Agreement.

11.12           Expenses.  Each Party shall pay its own fees, costs and expenses incurred in connection with the negotiation, drafting, execution and closing of this Agreement and the transactions contemplated hereby, (i) other than (a) reasonable legal expenses for the formation of the Company and the Partnership, which expenses shall be paid by the Company and the Partnership, respectively, and (b) HSR Fees, if any, which shall be paid 50% by the Autodata Parties or their Affiliates and 50% by DealerTrack or its Affiliates and (ii) except as otherwise mutually agreed upon in writing by the Parties.

11.13           Construction.  Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.

11.14           Incorporation by Reference.  Every exhibit, annex, schedule and other appendix attached hereto and referred to herein is incorporated in this Agreement by reference, unless this Agreement expressly otherwise provides.

11.15           Headings.  The headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof

11.16           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

AUTODATA SOLUTIONS COMPANY By: ______________________________ Name: Title:	AUTODATA SOLUTIONS, INC. By: ______________________________ Name: Title:

AUTOCHROME COMPANY By: ______________________________ Name: Title:	CHROME SYSTEMS, INC. By: ______________________________ Name: Title:

APPENDIX A
Attached to and Made a Part of
the Omnibus Agreement

Sample Calculation

Sample Calculation of Autodata Closing Working Capital, assuming Closing Date of October 31, 2011 (dollars in thousands)1

Accounts Receivable, net:	$2,724
Current Assets:	$2,724

Accounts Payable:	$0
Accrued Liabilities:	$455
Current Liabilities:	$455

Net Working Capital	$2,269

Sample Calculation of DealerTrack Closing Working Capital, assuming Closing Date of October 31, 2011 (dollars in thousands)2

Accounts Receivable, net:	$2,771
Prepaids:	$321
Current Assets:	$3,092

Accounts Payable:	$499
Accrued Comp/Benefits:	$820
Current Liabilities:	$1,319

Net Working Capital	$1,773

1 Account balances were derived from Autodata internal financials and have not been audited.

2 Account balances were derived from DealerTrack internal financials and have not been audited.   Accounts Receivable and Accrued Comp accounts have been adjusted to reflect the assets and liabilities that are remaining with DealerTrack.

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ARTICLE 1
DEFINITIONS

1.1	Certain Defined Terms	3
1.2	Interpretation	17

ARTICLE 2
CONTRIBUTIONS; OTHER ACTIONS

2.1	Formation of the Company	17
2.2	Change in General Partner of the Partnership	18
2.3	Autodata Contribution to the Partnership	18
2.4	DealerTrack Contribution to the Partnership	19
2.5	Transfer of NSULC Interest	20
2.6	Other Actions in Connection with the Partnership	20
2.7	Assumed Liabilities	21
2.8	No Assignment if Breach	22

ARTICLE 3
CLOSINGS

3.1	Company Formation Closing	22
3.2	GP Transfer Closing	24
3.3	Autodata Contribution Closing	25
3.4	Final Closing	26
3.5	Other Deliveries	29
3.6	Closing	29
3.7	Working Capital Adjustment	29

ARTICLE 4
REPRESENTATIONS AND WARRANTIES  OF ASC, AUTODATA AND NSULC

4.1	Organization and Good Standing	30
4.2	Authority; Enforceability	30
4.3	Actions and Proceedings	31
4.4	Governmental Authorizations and Obligations	31
4.5	No Conflicts	31

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4.6	Brokers or Finders	31
4.7	Contribution; Ownership of All Assets	32
4.8	Contracts	32
4.9	Intellectual Property	33
4.10	Compliance with Laws	35
4.11	NSULC’s Operations	35
4.12	No Other Representations and Warranties	35

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF DEALERTRACK

5.1	Organization and Good Standing	36
5.2	Authority; Enforceability	36
5.3	Actions and Proceedings	36
5.4	Governmental Authorizations	37
5.5	No Conflicts	37
5.6	Brokers or Finders	37
5.7	Contribution; Ownership of All Assets	37
5.8	Contracts	38
5.9	Intellectual Property	38
5.10	Compliance with Laws	40
5.11	No Other Representations and Warranties	41

ARTICLE 6
CERTAIN AGREEMENTS; POST-CLOSING COVENANTS

6.1	Cooperation	41
6.2	The Partnership	42
6.3	Notice to Third Parties	44
6.4	Exclusive Dealing	45
6.5	Conduct of Businesses	45
6.6	Employee Matters	45
6.7	Continuity and Maintenance of Operations	46
6.8	Confidentiality	46

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6.9	Publicity; Press Releases	46
6.10	Legally Compelled Disclosures	46
6.11	Tax Matters	47
6.12	Further Assurances; Future Cooperation	47
6.13	Post-Closing Transfers	48
6.14	Misdirected Payments	48
6.15	Use of Chrome Name	49

ARTICLE 7
CONDITIONS TO ASC’S, AUTODATA’S,  AND NSULC’S OBLIGATIONS

7.1	Representations and Warranties	49
7.2	Covenants	49
7.3	Litigation	49
7.4	Governmental Approvals	50
7.5	Third-Party Consents	50
7.6	Lender Consents	50
7.7	Closing Deliveries	50

ARTICLE 8
CONDITIONS TO DEALERTRACK’S OBLIGATIONS

8.1	Representations and Warranties	50
8.2	Covenants	51
8.3	Litigation	51
8.4	Governmental Approvals	51
8.5	Third-Party Consents	51
8.6	Lender Consents	51
8.7	Closing Deliveries	51

ARTICLE 9
TERMINATION

9.1	Generally	51
9.2	Effect of Termination	52

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ARTICLE 10
INDEMNIFICATION; REMEDIES

10.1	Survival	53
10.2	Indemnification	53
10.3	Limits on Indemnification	56
10.4	Mitigation	57
10.5	Reliance by the Partnership	57
10.6	Treatment of Indemnification Payment	57

ARTICLE 11
GENERAL PROVISIONS

11.1	Time of Essence	58
11.2	Notices	58
11.3	Choice of Law	59
11.4	Enforcement; Dispute Resolution	59
11.5	Jurisdiction; Venue; No Trial by Jury	62
11.6	Entire Agreement	63
11.7	Amendment	63
11.8	Waiver	63
11.9	Invalid Provisions	63
11.10	No Assignment; Binding Effect	64
11.11	Third-Party Beneficiaries	64
11.12	Expenses	64
11.13	Construction	64
11.14	Incorporation by Reference	64
11.15	Headings	64
11.16	Counterparts	64

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SCHEDULES TO AGREEMENT

Schedule 2.1(b)	LLC Autodata Assets
Schedule 2.1(c)	LLC DealerTrack Assets
Schedule 2.3(a)(i)	Autodata Contracts
Schedule 2.3(a)(ii)	Autodata Personal Property (Hardware)
Schedule 2.4(a)(i)	DealerTrack Copyrights, Marks and Patents
Schedule 2.4(a)(ii)	DealerTrack Domain Names
Schedule 2.4(a)(iii)	DealerTrack Software
Schedule 2.4(a)(iv)	DealerTrack Contracts
Schedule 2.4(a)(v)	DealerTrack Databases
Schedule 2.4(a)(vi)	DealerTrack Personal Property
Schedule 6.2(b)(i)	ASC Copyrights and Trademarks
Schedule 6.2(b)(ii)	ASC Databases
Schedule 6.2(b)(iii)	ASC Contracts
Schedule 6.2(b)(iv)	ASC Software
Schedule 6.2(b)(v)	ASC Hardware
Schedule 6.2(b)(vii)	Other ASC Assets
Schedule 7.5	DealerTrack Third Party Consents
Schedule 7.6	Autodata Parties Lender Consents
Schedule 8.5	ASC and Autodata Third Party Consents
Schedule 8.6	DealerTrack Lender Consents

AUTODATA DISCLOSURE SCHEDULE

Section 1.1(c)	Permitted Exceptions
Section 4.5	No Conflicts
Section 4.9(a)	Registered Autodata Intellectual Property

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Section 4.9(g)	Infringement
Section 4.9(h)	Intellectual Property Agreements

DEALERTRACK DISCLOSURE SCHEDULE

Section 1.1(c)	Permitted Exceptions
Section 5.5	No Conflicts
Section 5.9(a)	Registered DealerTrack Intellectual Property
Section 5.9(b)	Material Unregistered Copyrights
Section 5.9(c)	IP Proceedings
Section 5.9(g)	Infringement
Section 5.9(h)	Intellectual Property Agreements
Section 5.9(j)	Completeness of Intellectual Property

EXHIBITS

Exhibit A-1	Form of ASC/NSULC Contribution Agreement
Exhibit A-2	Form of ASC Contribution Agreement
Exhibit B	Form of Initial Partnership Agreement
Exhibit C	Form of LLC Contribution Agreement
Exhibit D	Form of LLC Agreement
Exhibit E	Form of GP Interest Purchase and Sale Agreement
Exhibit F	Form of Autodata Contribution Agreement
Exhibit G	Form of DealerTrack Contribution Agreement
Exhibit H	Form of Partnership Agreement
Exhibit I	Form of Re-seller Agreement
Exhibit J-1	Form of Initial ASC License Agreement
Exhibit J-2	Form of Amended and Restated ASC License Agreement
Exhibit K	Form of DealerTrack License Agreement

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Exhibit L	Form of NSULC-LP Services Agreement
Exhibit M	Form of ASC-NSULC Services Agreement
Exhibit N	Form of DealerTrack Transition Services Agreement
Exhibit O	Form of NSULC Interest Purchase and Sale Agreement
Exhibit P	Form of NSULC Shareholders Agreement
Exhibit Q	Form of Certificate of LLC Formation
Exhibit R	Form of Certificate of LP Formation
Exhibit S	Form of Internet Brands License Agreement
Exhibit T	Form of Autodata License Agreement

APPENDICES

Appendix A	Sample Calculation

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